 EXECUTION COPY

LEASE AGREEMENT

(Diablo Lodge)

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of January 15, 2013 (the “Effective Date”) by and between Diablo Lodge, LLC, a California limited liability company (“Landlord”), and Emeritus Corporation, a Washington corporation and/or its designees (“Tenant”)

IN CONSIDERATION of the mutual covenants contained herein, Landlord and Tenant hereby agree as follows:

1.           Premises

1.1.           Real Property; Facility; Premises.  Landlord hereby demises and leases to Tenant and Tenant hereby leases and takes from Landlord: (a) the real property described on Exhibit A attached hereto and incorporated herein by this reference (the “Real Property”); (b) that 117 unit assisted living facility and/or residential care facility for the elderly (“RCFE”), commonly known as “Diablo Lodge” located at 950 Diablo Road, Danville, California (the “Facility”); and (c) the Personal Property defined in Section 1.2 below.  Throughout this Lease, the Real Property, the Facility and any other improvements located on the Real Property, will collectively be referred to as the “Premises.” Except as otherwise provided in this Lease, the Premises shall not include Tenant's Equipment, the Excluded Documents, or the Excluded Assets (as those terms are defined below).

1.2.           Personal Property.  Landlord shall demise and lease to Tenant and Tenant shall lease and take from Landlord as of the Commencement Date, the equipment, furniture, furnishings, and fixtures owned by Landlord and located at or used in connection with the operation of the Facility and any additional items added thereto from time to time by written agreement between Landlord and Tenant (such equipment, furniture, furnishings and fixtures, together with all additions thereto or replacements thereof will hereinafter be referred to as the “Personal Property”).  Tenant shall purchase or lease any additional furniture, equipment, trade fixtures and personal property as may be required to operate the Facility as an RCFE duly licensed and certified to operate at no less than its current maximum permitted capacity or as may be required to replace the Personal Property due to wear and tear, consumption, loss, theft or damage and such replacement shall be at the sole cost of Tenant and Tenant shall make all payments under any contracts for the purchase or lease of such items and comply with all the terms and provisions thereof, including payment of premiums on insurance and personal property taxes. Any such replaced and new Personal Property (other than the Tenant’s Equipment) shall automatically become the property of Landlord (or Landlord’s designee) without further consideration, as consideration for such transfer has been received by Tenant in the form of Landlord agreeing to the terms of this Lease. Notwithstanding anything herein to the contrary, upon the expiration or early termination of this Lease, all Personal Property and all replacements thereto shall be delivered to the Landlord free and clear of all liens, claims and leases of any nature other than the Permitted Encumbrances (as defined below). If Tenant purchases any additional optional equipment (other than as described above) that is convenient but not required to operate the Facility, all such additional equipment shall be acquired by and at the cost of Tenant (the “Tenant’s Equipment”), and except as otherwise provided in this Lease, the same shall be and remain the property of Tenant; provided, however, at the expiration or earlier termination of the Lease (other than a termination by Tenant prior to the Commencement Date in accordance with the terms hereof), Landlord shall have the option (the “Personal Property Option”) to purchase any and all of Tenant’s Equipment (other than any accounts receivable and computer hardware and software) for an amount equal to the fair market value of such Tenant’s Equipment as reasonably and mutually determined by Landlord and Tenant (the “Personal Property Purchase Price”).  In order to exercise the Personal Property Option, Landlord must give written notice of the exercise of the option to Tenant at least thirty (30) days prior to the expiration or earlier termination of this Lease and such notice shall identify as to which of Tenant’s Equipment Landlord it is exercising the Personal Property Option.  On or before the expiration of this Lease, Landlord shall pay to Tenant the Personal Property Purchase Price.  Any of Tenant’s Equipment to which Landlord timely exercises the Personal Property Option and pays the Personal Property Purchase Price, shall remain at the Facility after the expiration of this Lease and shall be the property of Landlord (or its designee). Any of Tenant’s Equipment as to which Landlord does not timely exercise the Personal Property Option and/or pay the personal Property Purchase Price shall be removed by Tenant from the Premises at the expiration or earlier termination of this Lease and, if not so removed shall be deemed abandoned by the Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale, but Tenant shall remain responsible for the cost of removal and disposal of such Tenant’s Equipment, as well as any damage caused by such removal.

1.3.           Excluded Assets. The leased Premises shall not include the following assets (the “Excluded Assets”): computer hardware and software not used exclusively by Landlord or its affiliates in connection with the Facility, cash, cash equivalents, checks and other funds, including, without limitation, Landlord’s accounts receivable, notes, securities and other evidence of indebtedness held at the Facility as of the Commencement Date, and balances on deposit to the credit of Landlord with banking institutions, all of which shall be retained by Landlord.

1.4.           Use.  Tenant shall use the Premises solely for the operation of an RCFE, including ancillary and related uses (“Permitted Use”).  Tenant shall continuously operate the Facility as a good quality RCFE facility with no less than its existing capacity.  Tenant acknowledges and agrees that the value of the Facility is uniquely dependent upon the existence of a viable, ongoing licensed facility certified to operate at no less than its current maximum permitted capacity, and that a decrease in the resident census or loss of certification will substantially impair the value of the Facility and will cause substantial and irreparable injury to Landlord.  Tenant shall diligently operate the Facility in a manner calculated to produce commercially reasonable occupancy.

2.           Term.

2.1.           Initial Term.  The Initial Lease Term of this Lease shall be fifteen (15) years commencing on the Commencement Date (as hereinafter defined) and ending fifteen (15) years thereafter (the “Initial Lease Term”), unless earlier terminated as provided herein.  The Initial Lease Term, together with the Renewal Term (as defined below and if initiated), may hereinafter be referred to as the “Lease Term.” The Commencement Date shall mean March 1, 2013 provided that as February 15, 2013, the Conditions Precedent (as hereinafter defined) have been satisfied or waived or April 1, 2013 in the event that the Conditions Precedent have not been satisfied or waived as of February 15, 2013 but have been satisfied or waived as of March 1, 2013. Tenant shall be required to advise Landlord in writing by no later than 5:00 PM Pacific Time on February 15, 2013 as to whether or not the Condition Precedents have been satisfied or waived as of that date; provided, however, Tenant’s failure to give such notice shall be deemed notice that the Conditions Precedent have not been satisfied or waived as of such date. The Conditions Precedent shall mean (i) Tenant has completed its Due Diligence Investigation  (as defined in Section 24 below) and has not elected to terminate this Lease at the end of the Due Diligence Period, (ii) Tenant has secured the approval of its Board of Directors of the transaction provided for herein, (iii) Tenant and Landlord have entered into an Operations Transfer Agreement in the form  attached hereto as Exhibit C (the “OTA”) and (iv) Tenant and Landlord have entered into an Interim Sublease and Management Agreement in the form attached hereto as Exhibit D (the “Interim Operating Agreements”). Notwithstanding the foregoing, in the event of the termination of the Interim Operating Agreements as a result of the inability of Emeritus to secure a license to operate the Facility on or before March 1, 2014, then this Lease shall terminate concurrently with the termination of the Interim Sublease.

2.2.           Renewal Term.  Tenant shall have the option and right (the “Option”) to renew this Lease beyond the Initial Lease Term for an additional ten (10) year period (the “Renewal Term”) by giving written notice of the exercise of its Option for the Renewal Term at least twelve (12) months but not more than fifteen (15) months prior to the expiration of the Initial Lease Term.  In order to exercise the Option for the Renewal Term, Tenant must not be in default of any term or any provision of this Lease beyond all applicable notice and cure periods provided in this Lease. The Option may not be assigned, voluntarily or involuntarily, nor may the Option be exercised by any person or entity other than the original Tenant executing this Lease, except in the case of an assignment of the Lease in accordance with Section 16.2 below.  The Option granted to Tenant under this Lease is not assignable separate and apart from this Lease, and may not be separated from this Lease in any manner, either by reservation or otherwise.  If Tenant exercises the Option, Tenant shall continue to lease the Premises for the Renewal Term upon the same terms and conditions set forth in this Lease, except that the Basic Rent (as defined in Section 3.1 below) for the Renewal Term payable by Tenant to Landlord during the first year of any Renewal Term shall be an amount equal to the greater of (a) the immediately prior Lease Year’s Basic Rent increased by the sum of five percent, or (b) the sum of the Basic Rent for the prior Lease Year of the Term, multiplied by a fraction, the numerator of which shall be equal to the Index (as defined below) published immediately prior to the commencement of the Renewal Term, and the denominator of which shall be equal to the Index published immediately prior to the prior Lease Year of the Term.  The term “Index” means the Consumer Price Index for All Urban Consumers, San Francisco-Oakland — San Jose area, All Items (1982-84=100), as published by the United States Department of Labor, Bureau of Labor Statistics ("Index").  If publication of the Index by any governmental or private agency is discontinued or if it is so modified that it does not accurately reflect the changes in consumer prices, then the parties shall use such other index as is then generally recognized and accepted for similar determination of changes in consumer prices.  If the Index is revised, it shall be converted in accordance with the conversion factor published by the Bureau of Labor Statistics or any other governmental agency then publishing same.

2.3.           Surrender.  Upon the termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon termination of Tenant’s right to possession of the Premises, Tenant will at once surrender and deliver the Premises, together with all improvements thereto (including, without limitation, any Alterations (as defined below) as to which Landlord’s consent pursuant to Section 7.2 was specifically conditioned on the removal thereof at the expiration or earlier termination of the Term) and the Personal Property in good condition and repair, in fully restored operational condition, normal wear and tear and those items for which Landlord is responsible under Section 7.2.1 hereof excepted.  Further, if so elected by Landlord as set forth above in Section 1.2, Tenant shall surrender and deliver Tenant’s Equipment, to Landlord at the expiration or earlier termination of this Lease. At the time of surrender, at its sole cost, Tenant shall remove Tenant's Equipment (subject to Landlord’s Personal Property Option), repair any injury or damage done to the Premises which may result from such removal and restore the Premises to the same or better condition as existed prior to the installation thereof, normal wear and tear excepted.  Except as otherwise stated in this Lease, Tenant shall leave the air lines, power panels, electrical distribution systems, lighting fixtures, air conditioning, window coverings, wall coverings, carpets, wall paneling, ceilings and plumbing of the Facility in good operating condition, normal wear and tear excepted.  In addition, Tenant shall assist and reasonably cooperate with Landlord in facilitating a smooth transition and transfer of the Facility’s business.  Tenant and Landlord hereby acknowledge and agree that, only with the prior consent of Tenant, which may be granted or withheld in the sole and absolute discretion of Tenant, and only if permitted by applicable law, Landlord, or a successor tenant, shall have the right to utilize Tenant’s license, permits and approvals necessary to operate the Facility at the Premises and continuing until such licenses, permits and approvals required for the operation of the Facility at the Premises are obtained by Landlord or a successor tenant, as applicable. Tenant covenants to execute any and all documents reasonably required by Landlord and any governmental agency in connection with the transfer of the operations of the Facility to Landlord or a successor tenant (at Landlord’s election).  Any personal property (including, without limitation, any furniture, fixtures and equipment) not removed from the Premises on or before the expiration or earlier termination of this Lease shall, at Landlord’s election, be deemed abandoned by the Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale, but Tenant shall remain responsible for the cost of removal and disposal of such personal property, as well as any damage caused by such removal.).

2.4           Effect of Tenant's Holding Over.  Any holding over after the expiration of the Lease Term, other than with the consent of Landlord or at the request of Landlord, shall be construed to be a tenancy from month-to-month on the terms and conditions herein specified, so far as applicable, with monthly rent set at: (A) one hundred twenty-five percent (125%) of the monthly Basic Rent payable during the Lease Year immediately prior to the expiration of the then Lease Term during the initial sixty (60) days of any such hold over period, and (B) commencing on the sixty-first (61st) day of any such hold over period, one hundred fifty percent (150%) of the monthly Basic Rent payable during the Lease Year immediately prior to the expiration of the then Lease Term and continuing thereafter for the remainder of any hold over period, and, with respect to each of clause (A) and/or (B) above, as applicable, Tenant shall also be liable for all damages sustained by Landlord by reason of such holding over if and to the extent the same exceed the amount paid by Tenant under clause (A) and/or (B), as applicable.

3.           Rent.

3.1.           Basic Rent.

3.1.1.  During the Lease Term, the rent due hereunder (the “Basic Rent”) shall be One Hundred Fifty Thousand Dollars ($150,000) per month ($1,800,000 per year), subject to escalation as provided in Section 3.1.3 below and subject to reduction as provided in Section 3.3 below.

3.1.2.  For purposes of this Lease, a "Lease Year" shall be the twelve (12) month period commencing on the Commencement Date and each successive twelve month period thereafter during the Lease Term (or such shorter period if this Lease is earlier terminated in accordance with its terms).  Basic Rent shall be paid in advance in monthly installments in the amounts specified and shall be paid on the first day of each calendar month; provided, however, that the first monthly payment shall be due on the first day after the Commencement Date.

3.1.3. Beginning on the first anniversary of the Commencement Date and on each annual anniversary of the Commencement Date thereafter, including during the Renewal Term after the first Lease Year thereof, the annual Basic Rent shall increase by three percent (3%) over the amount of the Basic Rent in the immediately prior Lease Year.

3.1.4. Basic Rent and Additional Rent (as defined below) are sometimes collectively referred to herein as “Rent.”

3.2.           Proration.   Except as otherwise provided, Basic Rent shall be payable in monthly installments to Landlord, at its address set forth in Section 30.17, or to such other person, firm or corporation at such other address as Landlord may designate by notice in writing to Tenant.  If the Commencement Date or the expiration or termination date of this Lease shall be on a day other than the first day or the last day of a month, respectively, then Basic Rent shall be prorated based on the actual number of days elapsed.

3.3.           Taxes and Assessments.  In addition to Basic Rent, Tenant shall pay all real estate taxes, general and special assessments, personal property taxes, taxes or assessments arising in connection with or otherwise relating to any improvements, alterations and/or additions in, on or to the Premises, taxes and assessments or other charges arising in connection with a change in capacity at the Premises (including, but limited to, an increase in capacity), and other public charges which are assessed, levied, confirmed, or imposed upon the Premises during the Lease Term, and all sales taxes and other taxes that are now or hereafter may be payable in connection with the Basic Rent payable hereunder during the Initial Lease Term and the Renewal Term (other than, except as specifically set forth in Section 3.3.6, income taxes owing by Landlord as a result of Tenant’s payment of Basic Rent hereunder and principal and interest payments owing under the Facility Loan (as defined below)). Unless otherwise directed by Landlord, Tenant shall pay all such amounts directly to the appropriate governmental authority or authorities.

3.4.           Increase in Taxes Due to Real Property Transfers. Notwithstanding anything herein to the contrary, in the event of the transfer or change of ownership of the Real Property or the Facility (within the meaning of Sections 60 and 61, Division 1, Chapter 2 of the California Revenue and Taxation Code) (a “Property Ownership Transfer”) which results in an increase in the real estate taxes levied against the Premises, the following provisions shall apply: (i) in the case of the first Property Ownership Transfer, Tenant shall pay the amount of such real property tax increase attributable to the Property Ownership Transfer, and the Basic Rent shall not be reduced by the amount of any such increased real estate tax payment, (ii) in the case of the second Property Ownership Transfer,  Tenant shall pay the amount of such real property tax increase attributable to the Property Ownership Transfer, and the Basic Rent shall be reduced on a dollar for dollar basis by the amount that any such increased real estate tax payment exceeds ten percent (10%) of the amount of the pre-existing real estate tax amount and (iii) in the event of a third or subsequent Property Ownership Transfer, Tenant shall pay the full amount of such real estate tax increase and the Basic Rent shall be reduced on a dollar for dollar basis by the entire amount of any such increased payment. For purposes of this paragraph, any real estate taxes that increase solely from a statutory annual inflationary increase in real estate taxes shall not be deemed to be caused by a Property Ownership Transfer and such increase shall be excluded from the provisions of the immediately preceding sentence.  Upon request of either party, Landlord and Tenant shall confirm in writing the new Basic Rent in effect after the reduction(s) provided for in this Section 3.4.

3.3.1. Any taxes and assessments relating to a fiscal period of any authority, a part of which is already included within the Initial Lease Term or the Renewal Term and a part of which is included in a period of time before or after the Initial Lease Term or the Renewal Term, shall be adjusted pro rata between Landlord and Tenant and each party shall be responsible for its pro rata share of any such taxes and assessments.

3.3.2. Other than as specifically set forth in Section 3.3.6, nothing herein shall require Tenant to pay income taxes assessed against Landlord.

3.3.3. Tenant may contest, in its own name or in the name of Landlord, with Landlord’s cooperation, which Landlord agrees to give, the legality or validity of any such tax or assessment or of any law under which the same shall be imposed.  This must be done in good faith, with due diligence, and at Tenant’s own expense.  Landlord shall not be required to join in any proceeding or contest brought by Tenant unless the provisions of any law require that the proceeding or contest be brought in the name of Landlord or any owner of the Facility.  In that event, Landlord shall join in the proceeding or contest or permit it to be brought in Landlord's name so long as Landlord is not required to bear any cost.  Tenant shall pay Landlord reasonable compensation for any expense Landlord incurs, or suffers, because of its cooperation as provided herein, including but not limited to reasonable attorneys’ fees.   If Tenant does so contest such tax or assessment beyond the time limit for payment thereof by Tenant, Tenant shall do one of the following:  (i) pay such amount under protest; (ii) procure and maintain a stay of all proceedings with adequate bond to enforce collection of such tax or assessment; or (iii) deposit with Landlord reasonable security for the payment of all contested sums.  Once such action is taken by Tenant, Tenant shall not be considered to be in default hereunder with respect thereto.

3.3.4. Tenant shall have, and Landlord hereby irrevocably grants to Tenant, the power and authority, at Tenant’s sole cost, to make, file and prosecute any statement, report or claim for refund which may be required or permitted by law, as the basis of or in connection with the assessment, determination, equalization, reduction or payment of any and every tax, assessment, license or charge which Tenant is required to pay or discharge hereunder.

3.3.5.  Upon the termination of any such proceeding, Tenant shall pay the amount of such taxes and assessments or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, interest, penalties or other liabilities in connection therewith.

3.3.6. If any income, profits or revenue tax shall be levied, assessed or imposed upon the income, profits or revenue arising from rents payable hereunder, partially or totally in lieu of or as a substitute for real estate or personal property taxes imposed upon the Premises during the Lease Term, then Tenant shall be responsible for the payment of such tax.

3.3.7. Any tax or insurance reserve required by any Mortgagee (as defined in Section 3.4 below) under a Mortgage with respect to the Premises during the Lease Term shall be paid by Tenant to Landlord, marked payable to such holder.

3.3.8. Except to the extent impounded pursuant to Section 3.3.7 and except as attributable to the actions of Landlord or its agents, Tenant shall pay, before delinquency, any and all real and personal property taxes and assessments payable hereunder by Tenant.  In the event of a late payment, Tenant shall pay all interest and penalties plus the amount due.  Tenant shall further provide Landlord with evidence of payment as soon as practicable after Landlord’s written request therefor.  If any such taxes are assessed, levied, or imposed upon Landlord or upon all or any part of the Facility or Landlord's interest in the Facility or this Lease, or if such taxes are not paid by Tenant when due and such taxes become a lien upon or may be enforced against Landlord or against all or any part of the Facility or against Landlord's interest in the Facility or in this Lease, Landlord shall have the right and option, but no obligation, to pay such taxes or any portion thereof before or after the delinquency date and any and all fines, penalties, and interest thereon, and Tenant agrees to indemnify Landlord immediately for the total amount so paid by Landlord as additional rent to all other Rent reserved in this Lease.

3.4.           Triple Net Lease; Additional Charges; Additional Rent.  This Lease is intended to be triple net to Landlord, and Tenant shall pay to Landlord, net throughout the Initial Lease Term and the Renewal Term, the Basic Rent prescribed by Section 3.1, free of any offset, abatement, or other deduction, except as may be expressly set forth herein.  Except to the extent Tenant is required to make payment to third parties (other than Landlord) as expressly set forth in this Lease, Tenant is hereby obligated to make all Rent payments to Landlord. The Basic Rent provided in this Lease shall be in addition to all other payments to be made by Tenant as provided herein.  It is the purpose and intent of Landlord and Tenant that the monthly Basic Rent provided herein shall be absolutely net to Landlord so that this Lease shall yield net to Landlord the Basic Rent specified in this Lease in each month during the term of this Lease and, except as otherwise specifically provided herein, Landlord shall not be required to make any payment of any kind with respect to the ownership, operation and/or management of the Premises.  It is also the purpose and intent of Landlord and Tenant that payment of all costs and expenses be made directly by Tenant to the appropriate party and not to Landlord, except as otherwise directed by Landlord in writing.  Accordingly, except as may otherwise be expressly set forth herein, Tenant agrees to pay all payments, costs, expenses, charges, and other obligations of every kind whatsoever arising from or related to the Facility and the operation thereof incurred by Landlord pursuant to the provisions of this Lease, including, but not limited to all additional charges and costs described in Section 3.3, Section 7, Section 8.2, Section 10, Section 14.2 or elsewhere in this Lease as they become due and payable and the same shall be deemed to be “Additional Rent” under this Lease.  To the extent Tenant pays the additional charges or costs to Landlord pursuant to any requirement of this Lease, Tenant shall be relieved of its obligation to pay the same to any other person to which they would otherwise be due.  If non-payment of any additional charge or cost shall occur, Landlord shall have, in addition to all other rights and remedies, all rights and remedies provided for herein and by law in the case of non-payment of rent.  Notwithstanding the foregoing, Landlord shall be responsible for making all payments to any lender under the Facility Loan (the “Facility Lender”) and to any other mortgage lender (each, a “Mortgagee”) under any other mortgage granted by Landlord with respect to the Premises (each, a “Mortgage”).

3.5.           Late Charge.  Tenant acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix.  Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance(s) affecting the Facility.  Therefore, if any payment of any sums required to be paid or deposited by Tenant to or for the benefit of Landlord under this Lease and payments made by Landlord under any provision hereof for which Landlord is entitled to reimbursement by Tenant shall become overdue for a period of seven (7) days beyond the date on which they are due and payable as provided for in this Lease, a late charge equal to five percent (5%) of the overdue amount shall become immediately due and payable to Landlord.  The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant.  Such late charge shall be in addition to any and all other amounts, including damages, to which Landlord may be entitled pursuant to this Lease or at law or in equity.  The acceptance by Landlord of a late charge shall not limit or preclude Landlord from exercising its rights pursuant to Section 13.  If non-payment of any late charge shall occur, Landlord shall have, in addition to all other rights and remedies, all rights and remedies provided for herein and by law in the case of non-payment of rent.  No failure by Landlord to insist upon the strict performance by Tenant of Tenant’s obligations to pay late charges shall constitute a waiver by Landlord of its rights to enforce the provisions of this in any instance thereafter occurring.

3.6.           Security Deposit.  The security deposit shall be Four Hundred Fifty Thousand Dollars ($450,000) payable by an irrevocable standby letter of credit (the “Letter of Credit”) to be issued by a financial institution reasonably acceptable to Landlord and in such form as the parties may agree at least ten (10) days prior to the end of the Due Diligence Period (the “Security Deposit”), and which shall be delivered to Landlord by Tenant within three (3) days after Tenant delivers the Due Diligence Notice (as defined below) stating that Tenant is waiving its due diligence condition and proceeding with the Lease subject, however, to Landlord’s obligation to return the same to Tenant in the event this Lease is terminated in accordance with its terms prior to the Commencement Date. Tenant shall pay all premiums or costs due for the Letter of Credit.   The Security Deposit shall be held by Landlord without liability for interest as security for the performance of Tenant’s obligations.  The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages.  Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent which is not paid when due or within any applicable cure period or to cure any other uncured Event of Default by Tenant.  Landlord shall have the right to draw on the Letter of Credit by presentation of a certificate to the issuer of the Letter of Credit stating that an Event of Default (as defined below) has occurred and is continuing; provided, however, in the event Landlord is prohibited from establishing an Event of Default under this Lease (e.g., Tenant files a bankruptcy petition and Tenant is protected by an automatic stay), Landlord shall be entitled to draw on the Letter of Credit following a default or breach of this Lease.  If Landlord draws on the Letter of Credit in whole or in part upon the occurrence of an Event of Default (subject to the foregoing sentence), Tenant shall on demand restore or replace the Letter of Credit to its full original amount (provided, however, that the face amount of the Letter of Credit may be reduced in the event Landlord draws on the Letter of Credit and, after cure of breach of default under this Lease, elects to hold the proceeds of the Letter of Credit as a cash security deposit in lieu of in the required form of the Letter of Credit). Notwithstanding the foregoing, Tenant shall not be required to provide Landlord with a supplemental or replacement Letter of Credit, to the extent Landlord has drawn on any Letter of Credit pursuant to this Section 3.6 and thereafter Landlord does not apply such cash proceeds to cure the Event of Default upon which such draw was based but instead Landlord holds such cash proceeds as security for the obligations of Tenant under this Lease. Landlord shall return the Letter of Credit to Tenant within forty five (45) days after the date that Tenant surrenders possession of the Premises to Landlord in accordance with the terms of this Lease (the “Return Period”) or concurrently with the closing of the purchase and sale of the Premises pursuant to Section 26; provided, however, that in the event that within thirty (30) days after the termination or earlier expiration of the term of this Lease (other than a termination of this Lease resulting from a purchase and sale of the Premises pursuant to Section 26) Landlord provides Tenant with written notice that there is an outstanding Event of Default (a “End of Lease Default Notice”), which End of Lease Default Notice shall include Landlord’s reasonable estimate of the cost to cure the same (the “Cure Amount”), then Landlord shall be entitled to draw on the Letter of Credit and to retain the Cure Amount and the balance of the proceeds of the draw on the Letter of Credit shall be remitted by Landlord to Tenant within the Return Period; provided, further, that in the event Tenant timely objects to End of Lease Default Notice, then Landlord shall be required to deposit the Cure Amount with a mutually acceptable escrow agent who shall be instructed to hold the same until a full and final resolution, whether by order of a court of competent jurisdiction or agreement of the parties, of Tenant’s objection thereto. If Landlord transfers its interest in the Premises, Landlord shall assign the Security Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep any cash Security Deposit separate from its other accounts. The Security Deposit may be assigned as security in connection with a Facility Mortgage.

3.7           No Offset.  All Rent and other sums becoming owed to Landlord under this Lease shall be due and payable without necessity of notice or demand and shall be paid without offset or deduction of any kind except as specifically set forth in this Lease.  Notwithstanding anything to the contrary contained in this Lease, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor laws or other laws now or hereinafter in effect.  .

4.           Representations and Warranties.

4.1.           By Landlord. Landlord hereby makes the following representations and warranties to Tenant:

4.1.1. Landlord has full power and authority to execute and to deliver this Lease and all related documents and to carry out the transaction contemplated herein.  This Lease is valid, binding and enforceable against Landlord in accordance with its terms except as such enforceability may be limited by creditors rights laws or general principles of equity.  Upon obtaining the consent of Lender, the execution of this Lease and the consummation of the transaction contemplated herein will not result in a breach of the terms and conditions of nor constitute a default under or violation of any law, regulation, court order, Mortgage, note, bond, indenture, certificate of formation, operating agreement, license or other agreement, instrument or obligation to which Landlord is now a party or by which Landlord or any of the assets of Landlord may be bound or affected.

4.1.2. Landlord has fee simple title to the Facility and the Real Property and marketable title to the Personal Property subject only to the encumbrances set forth in Exhibit B (the “Permitted Encumbrances”).

4.1.3. The Facility is currently licensed as an RCFE by the California Department of Social Services and a copy of the license has been provided to Tenant.

4.2.           By Tenant.  Tenant hereby makes the following representations and warranties to Landlord:

4.2.1. Tenant has full power and authority to execute and to deliver this Lease and all related documents and to carry out the transaction contemplated herein.  This Lease is valid, binding and enforceable against Tenant in accordance with its terms except as such enforceability may be limited by creditors rights laws or general principles of equity.  The execution of this Lease and the consummation of the transaction contemplated herein will not result in a breach of the terms and conditions of nor constitute a default under or violation of any law, regulation, court order, Mortgage, note, bond, indenture, articles of incorporation, agreement, license or other instrument or obligation to which Tenant is now a party or by which Tenant or any of the assets of Tenant may be bound or affected.

5.           Use of the Premises/Compliance With Laws.

5.1.           Tenant to Obtain and Maintain All Approvals.  From and after the Commencement Date and during the Initial Lease Term and, if applicable, the Renewal Term, Tenant shall obtain and/or maintain all approvals needed to operate the Facility in good standing under all applicable state and federal law, including, but not limited to, any certificate of need, licenses and certifications, in order to operate the Facility as a licensed RCFE. Landlord agrees to assist Tenant as reasonably necessary to obtain and maintain such approvals.  Tenant shall not amend or alter the Facility license or, if applicable, certification without the prior written approval of Landlord, which shall not be unreasonably withheld.  In the event Tenant receives written notice of any action or threatened action by any governmental agency that would materially or adversely affect the licensure of the Facility, Tenant shall within five (5) business days of receipt of such written notice notify Landlord of the nature and scope of such action or threatened action and shall make available to Landlord all correspondence, documents, and records related to the action or threatened action.

5.2           Landlord Not Responsible for Pre-Existing Deficiencies. Tenant shall address and remedy at its sole cost and expense any life safety issues or other deficiencies identified by any governmental agency as part of Tenant’s licensing procedure except to the extent those issues or deficiencies relate to the components of the Premises for which Landlord is expressly responsible under Section 7.1.2, in which case the same shall be and remain the responsibility of Landlord.

5.3.           Operations.  Tenant covenants and agrees that it will return the Facility to Landlord at the end of the Initial Lease Term and/or the Renewal Term (if applicable) licensed and certified in the same manner as it is on the Commencement Date and with a maximum capacity of not less than the capacity it has on the Commencement Date.  Tenant shall provide at all times sufficient personnel, equipment and supervision to operate the Facility safely and effectively and shall take such measures as Tenant deems to be necessary (including disciplinary actions against, and termination of employment of, personnel where appropriate) in connection with the delivery of care for the residents of the Facility. Subject to Landlord fulfilling at its expense its obligations under Section 7.2.1, Tenant shall, at its expense, cause the Facility to conform to the requirements and provisions of all applicable laws, rules and regulations concerning the use of the Facility as an RCFE, including, without limitation, the obligation at Tenant's sole cost to alter, maintain, replace or restore the Facility or any part thereof in compliance and conformity with all such laws, rules and regulations relating to the condition, use or occupancy of the Facility.

5.4.           Use.  After the Commencement Date, Tenant shall neither use nor permit to be used the Premises, or any part thereof for any purpose or purposes other than the Permitted Use and any other legally permitted use reasonably incidental thereto without the prior written consent of Landlord.  No use shall be made or permitted to be made of the Premises, and no acts shall be done, which will cause the cancellation of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be kept, used or sold in or about the Premises any article which may be prohibited by the standard form of fire insurance policies; provided, however, so long as (i) Tenant provides Landlord no less than thirty (30) days prior written notice (or less if Tenant receives less than thirty (30) days notice from the applicable insurer), and (ii) obtains replacement insurance coverage no less than the types and coverage amounts carried by Tenant as required by the terms and conditions of this Lease (and tenders a certificate evidencing such replacement insurance, including, without limitation, reasonable detail reflecting the coverage so obtained), Tenant shall not be deemed to be in default of its obligations under this Section 5.4 if the carrier providing insurance with respect to the Premises or Tenant’s operations at the Premises elects to withdraw from providing insurance to the long term care/senior housing markets. Subject to Landlord fulfilling at its expense (to the extent expressly provided in Section 7.1.2) its obligations under Section 7.1.2, Tenant shall, at its cost, comply with all of the requirements pertaining to the Premises of any insurance organization or company necessary for the maintenance of insurance, as herein provided, covering the Premises. Tenant shall not do or permit to be done anything on the Facility that will cause damage to the Facility or any part thereof.  The Facility shall not be overloaded with furniture, equipment or machinery in such manner that damage is caused to the Facility or any part thereof.  No machinery, apparatus or other appliance shall be used or operated in, on or about the Facility that will in any manner injure the Facility or any part thereof.

5.5.           No Unlawful Purpose or Waste.  Tenant covenants and agrees that the Premises shall not be used for any unlawful purpose.  Tenant shall not commit or suffer to be committed any waste on the Premises, nor shall Tenant cause or permit any nuisance thereon.  Tenant further covenants and agrees that Tenant’s use of the Premises and maintenance, alteration and operation thereof shall at all times conform to all applicable and lawful local, state, and federal ordinances, rules and regulations. Tenant may, however, contest the legality or applicability of any such ordinance, rule or regulation, or any licensure or, if applicable, certification decision. This must be done in good faith, with due diligence, without prejudice to Landlord’s rights hereunder, and at Tenant’s own expense.  If Tenant does so contest any such ordinance, rule, regulation or decision, Landlord may require Tenant to deposit with Landlord reasonable security for the payment of all liability, costs, and expenses which may arise from the litigation.  Once such a deposit has been made or while such a contest is pending, even if no such deposit is required by Landlord, Tenant shall not be considered in default under this Section 5.5 of this Lease.

5.6.           No Impairment.  Tenant shall neither suffer nor permit the Premises or any portion thereof to be used in such a manner as may reasonably (i) tend to impair Landlord’s interest in the Premises or any portion thereof, or (ii) make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Premises or any portion thereof.

5.7.           Facility Payroll.  Tenant shall timely pay all Facility payroll and related payroll taxes and impositions and shall file all governmental reports required pursuant thereto (including, without limitation, payroll tax returns) promptly and before delinquency.

5.8.           Reports.  Tenant shall provide to Landlord on a monthly basis during the Lease Term a 12-month trending report disclosing the financial operations of the Facility, which shall include information showing the monthly occupancy level at the Facility.  In addition to the foregoing, and without limiting the foregoing, Tenant shall prepare and provide to Landlord on a quarterly basis, financial statements relating to the operation of the Facility substantially in accordance with generally accepted accounting principles and practices, including income and expense statements, balance sheets, ledger statements.

5.9.           Records. In connection with the operation of the Facility, Tenant shall prepare, keep and maintain all necessary appropriate and useful books and records on a current basis in an accurate manner including, but not limited to, the following.

(i)
patient admission and discharge records, medical records, patient treatment authorization and physician certification, occupancy statements, and other records and data relating to the care of patients or operation of the Facility, all in accordance with applicable laws, rules and regulations.

(ii)	all usual and customary employee records.

(iii)	billing, cost reports, and payment records in connection with any state or federal governmental payment or reimbursement program.

(iv)	Tenant's corporate and financial books and records, including canceled checks, check registers, and bank statements.

(v)	inspection reports and other documents generated by any governmental agency having jurisdiction over the Facility or the operation thereof or generated by Tenant in connection therewith.

All of the foregoing books, records documents and data pertaining thereto which evidences the same or is necessary or useful to generate, document or establish the same, as set forth in this Section 5.9 hereof, are hereinafter referred to as "Records."

5.10. Examination of Records.  Landlord shall have the unconditional right, exercisable not more than twice per calendar year (unless there is an Event of Default outstanding under this Lease or if Landlord reasonably believes that there has been an adverse change in Tenant’s financial position or otherwise if such audit is requested by Landlord’s actual or potential investors, lenders and/or partners or any potential buyer of the Premises) and at Landlord’s expense, upon ten (10) days prior written notice, to examine, audit, copy and make extracts of the Records (subject to any applicable laws, rules and regulations restricting disclosure).  Tenant shall have no obligation to provide any such Records to the extent the same are generally available in the public domain. At Tenant’s request, Landlord shall enter into a confidentiality agreement with Tenant, which agreement is reasonably acceptable to Landlord and covers confidential financial information provided by Tenant to Landlord.  Landlord shall exercise all such access rights in compliance with applicable law, including the laws governing the right and confidentiality of the records of the residents of the Facility.  Landlord and Tenant agree that the Records shall at all times be kept on the Facility premises or at Tenant’s corporate offices and shall, under no circumstances, be at any time removed therefrom except if and as required to comply with a subpoena or the order of a court of competent jurisdiction.  Tenant shall in good faith reasonably cooperate with Landlord in connection with any such Landlord audit or review of the Records. Tenant shall execute, acknowledge and deliver any other instruments and perform any other acts reasonably necessary, desirable or proper, as determined by Landlord, to carry out the purposes of this Section 5.10.

6.           Facility Loan.

6.1.           Facility Loan; Subordination and Attornment.  On or prior to the last day of the Due Diligence Period, Tenant and the Facility Lender and any ground or other underlying lessor, if applicable, shall, at Tenant’s sole cost and expense but with Landlord’s cooperation, negotiate a commercially reasonable Subordination, Non-Disturbance and Attornment Agreement, which shall be executed prior to the Commencement Date (individually and collectively, the “Original Subordination Agreement”), in connection with the Landlord’s financing of the Facility (the “Facility Loan”) and/or any ground or other underlying lease to which the Real Property may be subject as of the Commencement Date.  Tenant shall from time to time upon the request of Landlord execute such other or further agreements as may be reasonably necessary to confirm the subordination provided for herein. The Original Subordination Agreement shall provide for Tenant’s subordination of its leasehold interest to the Facility Loan, Mortgage, deed of trust or ground lease, if applicable, provided that the Facility Lender and/or ground or other underlying lessor, if applicable, on behalf of itself and its successors, agrees to not disturb Tenant’s tenancy on the Premises so long as there is not then outstanding an Event of Default under this Lease. The failure to obtain the Original Subordination Agreement prior to the end of the Due Diligence Period shall not be a default by Landlord of its obligations under this Lease, but instead shall be a failure of condition, which shall be waivable by Tenant, in its sole discretion, and in the event Tenant elects to waive such condition at the end of the Due Diligence Period, then Tenant shall not thereafter have any right to request any change to, or any additional provision of or relating to, the Original Subordination Agreement.

6.2.           Subordination in the Absence of a Subordination Agreement. For so long as the Original Subordination Agreement remains in effect, it shall govern the rights and obligations of Tenant, Landlord and the Facility Lender. If the Original Subordination Agreement is not in effect as a result of the satisfaction whether voluntarily or by reason of foreclosure or deed in lieu of foreclosure, of the Facility Loan or the termination of any ground or underlying lease, then the following provisions shall apply: Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to ground or underlying leases and to the lien of any mortgages or deeds of trust now or hereafter placed on, against or affecting the Facility, Landlord’s interest or estate in the Facility, or any ground or underlying lease; provided, however, that if the lessor, mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease be superior to any such instrument, then, by notice to Tenant, this Lease shall be deemed superior, whether this Lease was executed before or after said instrument.  Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver within ten (10) days of Landlord’s request such further instruments evidencing such subordination or superiority of this Lease as may be required by Landlord, provided that the lender and/or ground or other underlying lessor, if applicable, on behalf of itself and its successors, agrees to not disturb Tenant’s tenancy on the Premises so long as there is not then outstanding an Event of Default under this Lease (a “Subsequent Subordination Agreement”).  Tenant covenants and agrees that, if by reason of a default on the part of the Landlord herein in the performance of any of the terms and conditions of the Facility Loan or ground or other underlying lease documents, and the estate of Landlord thereunder is terminated by summary disposition proceedings or otherwise, Tenant will attorn to Lender or such ground or other underlying lessor in accordance with the provisions of the Subsequent Subordination Agreement provided the lender or lessor has agreed to not disturb Tenant’s tenancy in the absence of an outstanding Event of Default.

6.2.           Tenant’s Right to Cure.  Tenant shall have the right to cure any default by Landlord in the payment of any amounts due under any of the Facility Loan documents and to offset any such sums against its rent next coming due under the terms of this Lease.

7.           Maintenance, Repair, Alterations and Utilities.

7.1.           Maintenance.

7.1.1.                      By Tenant. Tenant shall, at its own cost, and without expense to the Landlord, keep and maintain the Premises, including but not limited to exterior, interior, sewers, utility lines, wiring, plumbing, HVAC, mechanical systems, all sidewalks, buildings, surface parking lots, landscaping and improvements of any kind which may be a part thereof in good, sanitary and neat order, condition and repair, normal wear and tear and acts of God excepted, and, except as specifically provided in Section 11 and subject to Landlord’s obligations under Section 7.1.2, restore and rehabilitate any portion of the Premises which may be destroyed or damaged by fire, casualty or cause whatsoever and in such a manner as may be necessary to operate the Facility in accordance with applicable state and/or federal laws or regulations.  Tenant shall perform all interior and exterior painting, and maintain the grounds of the Facility in a good and sightly appearance, normal wear and tear and Acts of God excepted.  Tenant shall be obligated during the Lease Term to make any repairs, replacements or renewals of any kind, nature or description whatsoever to the Premises, including without limitation those required by Law and/or as necessary to obtain and maintain the licensure of the Facility but specifically excluding that maintenance and those repairs for which Landlord is responsible under Section 7.1.2. Tenant expressly waives the benefit of any law that would otherwise accord Tenant the right to make repairs at Landlord's expense, to deduct the expense of such repairs. Tenant hereby waives any and all rights and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code, or any similar or successor laws now or hereinafter in effect.  Notwithstanding the foregoing, nothing contained in this section shall limit the rights of Tenant as provided in Section 7.1.2.

7.1.2.                      By Landlord.  Notwithstanding anything herein to the contrary, Landlord shall, at its sole cost and expense, keep in good repair and condition the major structural components of the Premises, including the roof (but not the roof membrane), load bearing walls (but not wall coverings or sheet rock except as required by Landlord’s structural repairs), all other structural members and components, floor slabs, subfloors, and foundations of the Premises (exclusive of doors, door frames, windows, window frames, and the waterproof membrane of or surrounding the foregoing) if and to the extent such maintenance and/or repair is due to (i) ordinary wear and tear, (ii) expiration of the useful life of such major structural components, (iii) defects in the construction or repair by Landlord of such major structural components or (iv) Acts of God, including, but not limited, to earth movement, flooding, natural disasters, earthquakes and subsidence. Notwithstanding the foregoing, if any such repair to, or maintenance of, the major structural components is required for any reason other than the reasons set forth in the immediately preceding sentence, then Tenant not Landlord shall be solely liable for the costs arising in connection therewith, which cost shall be reimbursed by Tenant to Landlord as Rent hereunder within ten (10) days of written demand therefor which demand shall set forth in reasonable detail the costs incurred by Landlord and the basis for Landlord’s determination the same is the result of the actions of Tenant (as defined above).  If the parties are unable to determine what constitutes a “major structural component” as defined above or to agree as to the cause of the required repair or maintenance and accordingly whether the same is the responsibility of Landlord or Tenant, such dispute will be resolved by a licensed engineer selected jointly and compensated 50-50 by the parties.

7.2.           Alterations.  For changes, alterations or additions to the Premises for which Tenant is responsible under the terms of this Lease (collectively the “Alterations”) undertaken by Tenant after the Commencement Date which either affect the major structural components of the Premises or as to which the cost exceeds Fifty Thousand and No/100 Dollars ($50,000.00), Tenant shall obtain the prior written consent of Landlord, which shall not be unreasonably withheld and which shall specify whether or not, as a condition to the granting of the consent, Tenant shall be required to remove such Alteration at the end of the Lease Term (a “Removal Condition”), it being understood and agreed that Tenant shall have the right to elect not to proceed with any Alteration approved by Landlord, including, but not limited to, an Alteration for which the consent includes a Removal Condition.  Notwithstanding the foregoing, Landlord shall have no right to withhold its consent to any Alterations which, regardless of the cost or the nature thereof, Tenant is able to demonstrate to the reasonable satisfaction of Landlord are required to ensure the ongoing compliance of the Premises with applicable law. In making any Alterations (whether or not the same requires Landlord’s consent), Tenant shall comply with the following:

(i) The Alterations shall not be commenced until ten (10) days after Landlord has received notice from Tenant stating the date the installation of the Alterations is to commence so that Landlord can post and record an appropriate notice of nonresponsibility.

(ii) The Alterations shall be approved by all appropriate government agencies, and all applicable permits and authorizations shall be obtained before commencement of the alterations.

(iii) All Alterations shall be completed with due diligence in compliance with the plans and specifications and working drawings and all applicable laws.

(iv) Before commencing the Alterations and at all times during construction, Tenant's contractor shall maintain insurance in twice the amount of the construction's total cost, and shall name Landlord as an additional insured.

(v) Tenant shall provide Landlord with a copy of any plans and specifications developed by or for Tenant for the Alterations or if no plans and specifications are so developed, a reasonably detailed description of the proposed Alterations

(vii)           In the event Landlord consents to the making of any structural alteration, addition or improvement by Tenant, the same shall be made by using a contractor reasonably approved by Landlord, at Tenant’s sole cost and expense.

7.3.           Utilities.  Tenant shall pay all charges for all utilities and services furnished to the Facility or used by it, including, without limitation, water, electricity, gas, sewage, waste, trash and garbage disposal, telephone, cable television and other services furnished to the Premises from and after the Commencement Date.  Landlord shall not be liable for any interruption in the provision of any such utility services to the Facility except to the extent the same arises from the fulfillment by Landlord of its obligations under Section 7.1.2 or the gross negligence or willful misconduct of Landlord.  Tenant shall also pay or reimburse Landlord for all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof may be imposed against Landlord by reason of any of the covenants, conditions and/or restrictions affecting the Facility or any portion thereof or with respect to easements, license or other rights over, across or with respect to any adjacent or other property which benefits the Facility, including, any and all costs and expenses  associated with any utility, drainage and parking easements if and to the extent the same are included within the Permitted Encumbrances or placed of record against the Premises after the Commencement Date with the consent of Tenant, which consent shall not be unreasonably withheld..

7.4.           Capital Expenditures.  Tenant shall make capital expenditures of at least an average of Six Hundred Dollars ($600.00) per unit per year averaged on a rolling three (3) year basis (the “Minimum Cap Ex Amount”). The Minimum Cap Ex Amount per unit per year shall be increased on each anniversary of the Commencement Date during the Lease Term by three percent (3%) over the previous year’s amount. For example, the Minimum Cap Ex Amount starting on the first anniversary of the Commencement Date will be $618.00 ($600.00 x 1.03 = $618.00). To the extent that Tenant does not provide evidence that it funded the Minimum Cap Ex Amount, Tenant shall pay the amount of the shortfall into an impound account to be held by Landlord.  Landlord and Tenant acknowledge and agree that in no event or circumstance shall such funds be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including Section 1950.7 of the California Civil Code, as such section now exists or as may be hereafter amended or succeeded. Landlord shall not be required to keep such amount separate from its general funds, and Tenant shall not be entitled to interest on such amount.  Tenant acknowledges that Landlord may invest and reinvest the amounts so deposited for Landlord’s own account.  Tenant may request a draw from such account to reimburse Tenant for capital repairs or projects Tenant has made at the Facility by providing written evidence to Landlord of the amount and use of such funds, which shall include proof of payment by Tenant and all applicable unconditional lien releases Landlord shall disburse the requested funds in accordance with the foregoing provisions and, if Landlord fails to do so, Tenant may deduct such amounts from any future Minimum Cap Ex Amount shortfall otherwise payable to Landlord.   To the extent Landlord reasonably determines that Tenant has failed to maintain the Facility in accordance with the requirements of the Lease at the expiration or earlier termination of the Lease Term, Landlord will be entitled to apply any amounts from such impound account for repairs necessary to restore the Facility to such required condition.  No notice to Tenant shall be required to enable Landlord to draw upon such funds.

8.           Liens Against the Premises.

8.1.           Liens.  Except for the Permitted Encumbrances and any liens arising after the Commencement Date from any work performed by Landlord, including, but not limited to, in connection with the performance by Landlord of its obligations under Section 7.1.2, Tenant will not permit the Premises to become subject to any lien, charge or encumbrance.  Tenant shall maintain the Premises free from all orders, notices and violations filed or entered by any public or quasi-public authorities.  Notwithstanding the foregoing, in the event any such lien, charge or encumbrance is imposed, Tenant may contest any such lien, charge, encumbrance, order, notice or violation.  This must be done in good faith, with due diligence and at Tenant’s own expense and Tenant shall not be considered in default of the provisions of this Section 8.1 as a result of such contest, provided Tenant posts adequate bond with the court or, upon Landlord’s request, deposits with the Landlord reasonable security for the payment of all contested sums.

8.2.           Discharge of Liens.  Should a judgment on any lien, charge, encumbrance, order, notice or violation be rendered against the Premises for which Tenant is responsible under Section 8.1 and should Tenant fail to discharge such judgment or take action to protest such judgment, Landlord shall have the right but not the obligation to discharge said judgment.  If Landlord exercises that option, any amounts paid by Landlord shall be due from Tenant as Additional Rent.  Such Additional Rent shall be due and payable on the next date after the expense is incurred that Basic Rent is otherwise due.

8.3.           Mechanic’s Liens.  Tenant shall pay all costs incurred by Tenant in connection with any construction, alteration, demolition, maintenance and repair of any and all improvements on the Premises initiated by Tenant.  Should a lien or claim of lien be filed against the Landlord’s or Lender’s or any Mortgagee’s interest in the Premises by any contractor, subcontractor, mechanic, laborer, materialman or any other person whomsoever retained by Tenant, Tenant shall, within twenty (20) days after the filing thereof, cause the same to be discharged of record.

9.           Indemnity.

9.1           By Tenant.  In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to policy limits of any such insurance, except to the extent caused by Landlord’s gross negligence or willful misconduct, Tenant shall indemnify, protect and defend Landlord and its agents and employees against and hold Landlord harmless from any and all losses, damages, claims and liabilities and fines, including costs and reasonable attorneys’ fees (collectively, the “Losses”), on account of, arising out of, or in any way related to: (i) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Premises or adjoining sidewalks; (ii) any use, misuse, nonuse, condition, maintenance or repair by Tenant of the Premises in violation of the terms of this Lease; (iii) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; (iv) the non-performance of any of the terms and provisions of any and all existing leases, licenses or residency agreements to be performed by Tenant; (v) any claim for professional liability, elder abuse, negligence or misconduct committed by any person or entity (other than Landlord or its agents) on or working from the Facility; and (vi) the violation of any law by Tenant or any person for whom Tenant or any affiliate of Tenant is responsible, related to this Lease.  Notwithstanding anything to the contrary in the foregoing, the above indemnification obligation shall not apply to any Losses arising out of or caused by (i) the acts or omissions of Landlord when performing its obligations under Section 7.1.2 of this Lease or (ii) the gross negligence or willful misconduct of Landlord. This Lease is made on the express condition that, except with respect to the acts or omissions of Landlord when performing its obligations under Section 7.1.2, Landlord shall not be liable for, or suffer loss or incur any liability by reason of, any of Losses related to any of the following: (i) injury to, or death of, any person or persons or damage to, or loss of use of, property of Tenant or any of Tenant's employees, agents, invitees, contractors, subtenants, or licensee, (ii) injury to Tenant’s business or any loss of income therefrom, from whatever cause in any way (A) connected with the condition or use of the Premises whether said damage or injury results from conditions arising at the Premises or elsewhere and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant or (B) which results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures located at or near the Premises or (iii) the activities of Tenant or of any of its employees, agents, invitees, contractors, subtenants, or licensees on or near the Premises, (iv) creditor's claims, claims of vendors, mechanic's lien claims, payroll claims, claims by the Internal Revenue Service or California tax authorities, claims for patient trust funds, and (v) the operation of the Facility by Tenant, including claims for amounts due to third-party payors; provided, however, the indemnity of Tenant to Landlord granted herein shall apply solely to claims of Losses arising from the acts or omissions of Tenant occurring (A) on or after the earlier of (x) Commencement Date, or (y) the date the Tenant first took possession of the Facility either under the Lease or otherwise and (B) prior to the expiration (including any hold over period) or earlier termination of the Lease. Tenant’s indemnity obligations under this Section 9.1 shall survive the expiration or earlier termination of this Lease.

9.2           By Landlord.  Landlord shall protect, indemnify and hold Tenant harmless from and against any and all Losses incurred by Tenant by reason of any damage to any property (including but not limited to property of Tenant) or any injury (including but not limited to death) to any person occurring in, on or about the Premises to the extent that such injury or damage shall be caused by or arise from (i) the active negligence or willful misconduct of Landlord or any of Landlord’s agents, employees or contractors, (ii) any breach of this Lease or the violation of any applicable law pertaining to the Premises by Landlord or any of Landlord’s employees, agents or contractors, (iii) the acts or omissions of Landlord in fulfilling its obligations under Section 7.1.2 of this Lease or (iv) the ownership and/or operation of the Facility by Landlord prior to the Commencement Date. Landlord’s indemnity obligations under this Section 9.2 shall survive the expiration or earlier termination of this Lease.

10.           Insurance.

10.1           Insurance -Tenant.

10.1.1                      Tenant shall obtain and keep in force during the Lease Term a commercial general liability policy of insurance with limits not less than One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) in the aggregate (subject to periodic increases as provided below and which may be satisfied, at Tenant’s option, though primary coverage or a combination of primary and excess liability/umbrella coverage), which policy (a) shall include an “Additional Insured-Managers and Landlords of Premises Endorsement”, which shall name Landlord as an additional insured, (b) shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease and (c) shall provide that the coverage is primary and that any coverage that Landlord may maintain shall be in excess thereof.  Neither the maintenance nor the amount of any such liability insurance shall be construed to limit in any way Tenant's obligations under any indemnity or hold harmless agreement set forth in this Lease.

10.1.2                      Tenant shall obtain and keep in force during the Lease Term “all-risk” extended coverage property insurance with coverages reasonably acceptable to Landlord in an amount not less than one hundred percent (100%) of the then full replacement value of the Facility, the Personal Property, all tenant improvements installed at the Premises by Landlord or Tenant, Tenant’s trade fixtures, Tenant’s Equipment and other all other property at the Premises.  By way of example, and not limitation, such policies shall provide protection against any peril included within the classification “fire and extended coverage,” against vandalism and malicious mischief, theft, sprinkler leakage, earthquake damage and flood damage and shall include business interruption and extra expense coverages.  The policy shall also contain provisions for, or endorsements shall be obtained for demolition cost coverage, an increase cost of construction coverage (for upgrading the current building codes and life safety codes, if necessary), include an ordinance and law rider, and prohibit cancellation or modification by the insurer without ten (10) days' prior written notice to Landlord and to each Mortgage Holder.

10.1.3                      Tenant shall, at all times during the Lease Term, maintain in effect workers’ compensation insurance as required by applicable law.

10.1.4 Tenant’s policies on the Facility during the Lease Term shall include and shall insure against Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in or situated at each Facility, in such limits with respect to any one accident as may be reasonably requested by Landlord from time to time.  If Tenant fails to maintain any insurance which Tenant is required to maintain pursuant to this Article 10, Tenant shall be liable to Landlord for any loss or cost resulting from such failure to maintain.  Landlord shall have the right, in its sole discretion following written notice to Tenant and Tenant’s failure to cure within ten (10) business days, to procure and maintain such insurance which Tenant is required to maintain hereunder but fails to do so (or fails to provide reasonable evidence of the then-current effectiveness of such coverages) and the cost thereof shall be deemed Additional Rent due and payable by Tenant.  Tenant may only self-insure against any risks required to be covered by insurance provided by Tenant hereunder in accordance with Section 10.1.7 hereof.

10.1.5 Tenant’s policies on the Facility during the Lease Term shall include professional liability insurance for claims arising out of professional liability, elder abuse of any and all persons and entities that occupy or use all or any portion of the Facility, whether that person or entity is (i)Tenant itself, or (ii) an employee of the Tenant, any person with any category of clinical privileges to provide services in the Facility, or an assignee, subtenant, licensee, or in any other relationship with Tenant (all such persons or entities hereinafter referred to as "Users of the Facility"), including, but, not limited to, standard form medical malpractice/general and professional liability insurance of such types and amounts as is usual and customary in Contra Costa County, California area for facilities engaged in activities comparable to the activities performed by Tenant and Users of the Facility from time to time at the Facility, in an amount not less than One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) in the aggregate (which may be satisfied, at Tenant’s option, though primary coverage or a combination of primary and excess liability/umbrella coverage); provided, however, that Tenant’s responsibility to ensure such insurance related to Users of the Facility who are not directly employed by Tenant under this subsection shall be limited to using its commercially reasonable efforts to cause them to secure such insurance.

10.1.6.                      Any insurance to be carried by Tenant hereunder shall not be canceled or materially reduced unless ten (10) days prior written notice shall have been given to Landlord (which notice may be tendered by either Tenant or Tenant’s insurer).

10.1.7.                      Tenant’s Self Insurance.

10.1.7.1.	Commercial General Liability Self-Insurance.

10.1.7.1.1. Tenant shall have the right to self-insure for the risks which would otherwise be covered by the Commercial General Liability Insurance required by Section 10.1.1 above, subject to the following:

10.1.7.1.1.1. “Self-Insure” shall mean that Tenant is itself acting as though it were the  insurance company providing the insurance required under the provisions hereof and Tenant shall pay any amounts due in lieu of insurance proceeds because of self-insurance, which amounts shall be treated as insurance proceeds for all purposes under this Lease.

10.1.7.1.1.2. All amounts which Tenant pays or is required to pay and all loss or damage resulting from risks for which Tenant has elected to self-insure shall be subject to the waiver of subrogation provisions of Section 10.4 hereof and shall not limit Tenant’s indemnification obligations set forth in this Lease.

10.1.7.1.1.3. Tenant’s right to self-insure and to continue to self-insure is conditioned upon and subject to:

10.1.7.1.1.3.1. Tenant having a tangible net worth of at least Five Hundred Million Dollars ($500,000,000.00);

10.1.7.1.1.3.2. The party providing the self-insurance hereunder providing a financial statement to Landlord certified by its chief financial officer as being true, complete and correct, prepared in accordance with generally accepted accounting principles, on or before thirty (30) days prior to the annual anniversary of the Commencement Date of this Lease which establishes and confirms that such party has the required net worth (provided that the foregoing shall not apply if the party providing the self-insurance is a publicly traded company with financial information available in the public domain);

10.1.7.1.1.3.3. Tenant maintaining appropriate loss reserves which are actuarially derived in accordance with accepted standards of the insurance industry and accrued (i.e., charged against earnings) or otherwise funded.

10.1.7.1.2. In the event Tenant fails to fulfill the requirements of this Section 10.1.7, then Tenant shall immediately lose the right to self-insure and shall be required to provide the insurance required under Section 10.1 above.

10.1.7.1.3. If an event or claim occurs for which a defense and/or coverage would have been available from the insurance company, Tenant shall:

10.1.7.1.3.1. undertake the defense of any such claim, including a defense of Landlord, at Tenant’s sole cost and expense; and

10.1.7.1.3.2. use its own funds to pay any claim or replace any property or otherwise provide the funding which would have been available from insurance proceeds but for such election by Tenant to self-insure.

10.1.7.2.	Special Form Self-Insurance.

10.1.7.2.1. Right to Self-Insure.  Tenant shall have the right to self-insure for the risks which would otherwise be covered by the property insurance on the “all risk” coverage required by Section 10.1.2 above, subject to the following requirements:

10.1.7.2.1.1. “Self-Insure” shall mean that Tenant is itself acting as though it were the  insurance company providing the insurance required under the provisions hereof and Tenant shall pay any amounts due in lieu of insurance proceeds because of self-insurance, which amounts shall be treated as insurance proceeds for all purposes under this Lease.

10.1.7.2.1.2. All amounts which Tenant pays or is required to pay and all loss or damage resulting from risks for which Tenant has elected to Self-Insure shall be subject to the waiver of subrogation provisions of Section 10.4 hereof and shall not limit Tenant’s indemnification obligations set forth in this Lease.

10.1.7.2.2. If an event or claim occurs for which coverage would have been available from the insurance company, Tenant shall use its own funds to pay any claim or replace any property or otherwise provide the funding which would have been available from insurance proceeds but for such election by Tenant to Self-Insure.

10.1.7.2.3. The right to self insure is personal to the initial Tenant named herein.
10.2          Insurance - Landlord.

10.2.1                      Landlord shall obtain and keep in force a policy of general liability insurance with coverage against such risks and in such amounts as Landlord deems advisable insuring Landlord against liability arising out of the ownership, operation and management of the Premises.

10.2.2                      At Landlord’s option, Landlord shall obtain and keep in force, during the Lease Term, a policy of rental interruption insurance, with loss payable to Landlord, which insurance shall, at Landlord’s option, also cover all Real Property Taxes.  The policies purchased by Landlord shall contain such deductibles as Landlord may determine.

10.3          Insurance Policies.  Tenant’s insurance policies and self-insurance coverages shall not be cancelable or subject to reduction of coverage or other modification except after ten (10) days’ prior written notice to Landlord.  Tenant’s insurance policies shall be issued by insurance companies authorized to do business in the state where the Premises is located, and said companies shall maintain during the policy term a “General Policyholder’s Rating” of at least A and a financial rating of at least “Class X” (or such other rating as may be required by any lender having a lien on the Premises) as set forth in the most recent edition of “Best Insurance Reports.”  Landlord, and at Landlord’s option, the Mortgagee and any person or entity managing ownership of the Premises on behalf of Landlord, shall be named as an additional insured on any insurance policies Tenant is obligated to obtain herein (except for Workers Compensation insurance), and Landlord shall furnish to Tenant the names and addresses of such mortgagee(s) and beneficiary(ies).  All such policies, except for the Workers’ Compensation coverage, shall name and shall be for the mutual and joint benefit and protection of Landlord, Tenant and Landlord’s agents and mortgagee(s) or beneficiary(ies) as additional insureds.   Executed certificates of insurance reasonably satisfactory to Landlord shall be delivered to Landlord prior to Tenant, its agents or employees entering the Premises for any purpose.  Thereafter, executed copies of certificate of insurance evidencing the renewal of the policies provided for herein reasonably satisfactory to Landlord shall be delivered to Landlord prior to the expiration of the term of each policy.  All policies required of Tenant herein shall be endorsed to read that such policies are primary policies and any insurance carried by Landlord or Landlord’s property manager shall be noncontributing with such policies.

10.4          Waiver of Subrogation.  The parties release each other, and their respective owners, officers, directors, partners (including the shareholders, officers, members, managers and directors of any corporate partners) and agents, from any claims for damage to any person or to the Facility or any part thereof, that are caused by or result from risks insured against under any insurance policies carried by the parties and in force at the time of any such damage.  Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against the other party in connection with any damage covered by any such policy.  Neither party shall be liable to the other for any damage caused by fire or any of the risks insured against under any insurance policy required by this Lease.

10.5.           Limits.  In the event that either party shall at any time deem the limits of the personal injury or property damage public liability insurance then carried to be insufficient, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried, and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section.  If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by a mediator jointly selected by Tenant and Landlord.

10.6.           Blanket Policy.  Notwithstanding anything to the contrary contained in this Section 10, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket or umbrella policy or policies of insurance carried and maintained by Tenant; provided, however, that the coverage afforded Landlord will be consistent with that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Section 10 are otherwise satisfied.

11.           Damage and Destruction.

11.1.           Proceeds.  Subject to 11.2 and to the extent made available by the Facility Lender or any Mortgagee, all proceeds payable by reason of any physical loss of any of the improvements comprising the Premises and insured under any policies of insurance required by this Lease shall be held in trust by Landlord and shall be available for the reconstruction or repair, as the case may be, of any damage to or destruction of the Premises and shall be paid out by Landlord from time to time for the reasonable cost of such work unless the amount of such proceeds is Fifty Thousand and no/100 Dollars ($50,000) or less, in which case they shall be paid directly to Tenant to be applied to the reconstruction or repair of the Facility in accordance with the provisions of this Section 11.  Any excess of money received from insurance remaining with the Landlord after the restoration or reconstruction of the Premises shall be remitted to and/or retained by Tenant free and clear upon completion or restoration or reconstruction.  Any shortfall shall be the Tenant’s responsibility except to the extent that the components of the Premises to which the shortfall relates are Landlord’s responsibility under Section 7.1.2 in which case the cost of repair or restoration thereof shall be borne by Landlord.  All salvage resulting from any such loss covered by insurance shall belong to Landlord.  All insurance proceeds payable by reason of any loss of or damage to any of Tenant’s Equipment shall be paid to Tenant, and Tenant shall hold such insurance proceeds in trust to pay the cost of repairing or replacing damaged Tenant’s Equipment.

11.2.           Restoration.  In the event any improvements comprising the Facility, the Premises or the Personal Property are damaged by peril covered by insurance or required to be covered by insurance in accordance with the terms hereof, to the extent proceeds (excepting any deductibles) are made available by any lender or any Mortgagee, Tenant (not Landlord) shall commence to rebuild or restore the same within sixty (60) days after the later of (i) all necessary health care, land use or development approvals, and (ii) the date plans and specifications prepared by Tenant are approved by Landlord, which approval shall not be unreasonably withheld, and Tenant shall proceed with all due diligence to complete said repair or restoration within a commercially reasonable period of time; provided, however, that in the event such restoration cannot, in Landlord’s reasonable determination, be completed with two hundred ten (210) days from the date of the damage or destruction event, Landlord may terminate this Lease by providing written notice thereof to Tenant and in such event, all insurance proceeds with respect to the Premises, Facility, the Personal Property and any Alterations (but specifically excluding Tenant’s Equipment) shall be assigned to Landlord. In no event, shall Tenant shall have no obligation under this Section 11.2 to repair or restore the components of the Premises which are Landlord’s responsibility under Section 7.1.2 which shall be and remain the responsibility of Landlord.  Any repair or restoration for which Tenant is responsible under this Section 11.2 shall be undertaken by Tenant in such a manner as to ensure that upon its completion, the Premises is of the same standard and quality as existed on the Commencement Date prior to the damage or destruction (reasonable wear and tear excepted) and shall comply with any requirements set forth in the Facility Loan documents or by any Mortgage. If Tenant is required to restore the Facility as provided in this Section 11.2, Tenant shall also restore all Alterations and improvements made by Tenant and all of Tenant’s Equipment, which restoration shall in any event meet the standards necessary to maintain the then current license of the Facility, including the replacement of the Personal Property.  In the event any lender or any Mortgagee elects not to make insurance proceeds available (excepting any deductibles), Tenant shall have no obligation to repair or restore the Facility unless Landlord elects to provide such funds (other than the amount of any insurance deductibles), which election Landlord may make in its sole discretion.  If during the Term of this Lease, the Premises are totally or partially destroyed from a risk not covered by the insurance described in Article 10 rendering the Premises or the Facility totally or partially inaccessible or unusable or if Tenant is prohibited as a matter of zoning or health care law from repairing or reconstructing the Facility to substantially the same condition as existing prior to such damage or destruction or other similar condition which would enable Tenant to continue to use the Premises for the use permitted hereunder at substantially the same capacity as operating at the time of the damage or destruction, then, at the option of either Tenant or Landlord exercised by written notice delivered to the other party within thirty (30) days after the occurrence of such damage or destruction, this Lease shall terminate.

11.3.           Damage Near end of Term. Notwithstanding any provisions of Section 11.2 to the contrary, if damage to or destruction of the Facility occurs during the last twelve (12) months of the Initial Lease Term or any Renewal Term, and if such damage or destruction cannot be fully repaired and restored within six (6) months immediately following the date of loss as reasonably estimated by Tenant (the “Repair Determination”), and such damage was not caused by Tenant or any of Tenant’s agents, employees, invitees or contractors, then Tenant shall have the option, in lieu of restoring the Facility to terminate this Lease on written notice to Landlord delivered within thirty (30) days after the Repair Determination is made.

11.4.           Effect on Lease.  This Lease shall remain in full force and effect and Tenant’s obligation to make rental payments and to pay all other charges required by this Lease shall remain unabated during the period of repair or reconstruction; provided, however, in the event that as a matter of law, including but not limited to, zoning or health care law, Tenant is prohibited from rebuilding the Facility to substantially the same condition as existed prior to such damage or destruction then the Basic Rent shall be abated by such amount as may be fair and equitable taking into account the number of licensed beds eliminated and/or the reduction in the licensed capacity of the Facility as a result of such damage or destruction.  Tenant hereby waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code, and all present and future amendments thereto, and all other laws, whether now or hereafter in force, that would permit or cause termination of a lease or abatement of rental obligations upon damage to or destruction of the property subject thereto.

12.           Condemnation.

12.1           Effect on Lease.  If, during the Lease Term, the Premises and/or the Facility is taken or condemned in fee for a public or quasi-public use Landlord shall have the right to terminate this Lease in the event of the acceleration of the balance due under the Facility Loan or in connection with any loan secured by a Mortgage.  The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If, during the Lease Term, less than all of the Premises and/or the Facility is taken or condemned and, as a result thereof the access to, use or operation thereof is materially and adversely affected, Tenant shall have the right, on written notice to Landlord to terminate this Lease  effective as of the date of the taking.  If, during the Lease Term, less than all of the Premises and/or the Facility is taken or condemned and, as a result thereof the access to, use or operation thereof is not materially and adversely affected, this Lease shall not terminate but Basic Rent shall be abated in proportion to the portion of the Premises taken and Tenant shall rebuild or restore the Premises to a condition that is as nearly as practicable to the condition immediately prior to the taking subject to Landlord assuming responsibility for the repair/reconstruction of the components of the Premises for which it is responsible under Section 7.1.2.

12.2.           Damages.  All damages awarded in connection with the taking of the Premises shall vest in Landlord but shall be made available to Tenant for the repair and/or reconstruction of the Premises. All damages awarded in connection with the taking of the leasehold estate (separate and apart from the value of the Premises) and Tenant's Equipment shall vest in Tenant but only to the extent such damages do not diminish the award otherwise payable to Landlord.  Each party waives the provisions of California Code of Civil Procedure Section 1265.130 allowing either party to petition the courts to terminate this Lease in the event of a partial taking of the Facility.

12.3           Awards Paid to Mortgagee.  Notwithstanding anything herein to the contrary, if any Mortgagee is entitled to any award or any portion thereof under the terms of any Facility Mortgage, such award shall be applied, held and/or disbursed in accordance with the terms of the Mortgage.  In the event that the Mortgagee elects to apply the award to the indebtedness secured by the Mortgage, this Lease shall terminate as of the date of the taking, unless within fifteen (15) days of the notice from the Mortgagee Landlord agrees to make available to Tenant for restoration of the Facility funds equal to the amount applied by the Mortgagee.

13.           Default and Remedies.

13.1.           Default by Tenant.  The occurrence of any of the events, acts or circumstances described in Sections 13.1.1 through 13.1.10 shall constitute an “Event of Default” under this Lease.

13.1.1.  Failure by Tenant to pay in full any Basic Rent,  Additional Rent or any other monetary obligation under this Lease when due, and the continuance of such failure for ten (10) days after Landlord has given Tenant written notice of such failure.

13.1.2.  Failure by Tenant to observe, perform or comply with any of the terms, covenants, agreements or conditions contained in this Lease (other than as specified in Sections 13.1.1, 13.1.3, 13.1.9 and 13.1.10), and the continuance of such failure for thirty (30) days after Landlord has given Tenant notice of such failure  If Tenant has promptly commenced and diligently pursued remedial action within said thirty (30) day period but has been unable to cure its default (except for any default that can be reasonably cured by the payment of money) prior to the expiration thereof, said thirty (30) day period shall be extended for the minimum time reasonably required for the completion of Tenant’s remedial action.  Notwithstanding the foregoing, in the event any such failure of performance by Tenant is deemed to pose a substantial risk of harm to the residents of the Facility or to the licensure or, if applicable, certification status of the Facility, Tenant shall be required to cure such failure within a period of time as may be established by the state or federal authority having jurisdiction over the Facility or, if no such time frame is established, as soon as is reasonably practicable taking into account the nature of such condition.

13.1.3.  The making by Tenant or any guarantor of this Lease of an assignment for the benefit of its creditors or the commencement of proceedings in a court of competent jurisdiction for the reorganization, liquidation or involuntary dissolution of Tenant or any guarantor of this Lease or for the adjudication of either such party as a bankrupt or insolvent or for the appointment of a receiver of the property of either such party, which proceedings are not dismissed and any receiver, trustee or liquidator appointed therein is not discharged, within sixty (60) days after the institution thereof.

13.1.4. The abandonment of the Premises by Tenant other than as a result of any repair or reconstruction following damage or destruction to, or any condemnation or taking of, the Premises.

13.1.5. The levying of a writ of execution or attachment on or against the property of Tenant or any guarantor of this Lease which is not discharged or stayed by action of said party contesting the same within thirty (30) days after such levy or attachment and/or the sale of the interest of Tenant in the Premises under such a writ of execution or attachment.

13.1.6.                        If (i) any government agency having jurisdiction over the Facility revokes or terminates any license required for the operation of the Facility for the Permitted Use, including the RCFE license and such revocation or termination has or would reasonably be expected to have a material adverse effect on the financial condition of Tenant or the results of operations at the Facility; (ii) there is any involuntary decertification of the Facility from participation in any state or federal reimbursement program, if applicable, and such decertification has or would reasonably be expected to have a material adverse effect on the financial condition of Tenant or the results of operations at the Facility; or (iii) there is any action taken by a state or federal agency which results in the removal of more than ten percent (10%) of the residents from the Facility as a result of deficiencies cited by said agency in the care rendered by Tenant at the Facility.

13.1.7. A breach or default by Tenant of any of the terms and conditions of any other agreement by and between Landlord and Tenant which is not cured within any cure period provided for therein.

13.1.8. The default by any Guarantor of its obligations under any Guaranty after any cure period permitted under such Guaranty.

13.1.9                       Notwithstanding any other provisions of this Lease, the failure of Tenant to substantially comply with any of the provisions of this Lease, or any other act or omission by Tenant, which in the reasonable and good faith judgment of Landlord, places in imminent jeopardy the continued licensing and/or certification of the Facility as then currently licensed, if, within twenty-four (24) hours after written notice thereof from Landlord to Tenant, Tenant shall not have earlier (1) cured such failure, or (2) obtained an injunction or other order preventing revocation or suspension of licensing and/or decertification of the Facility by virtue of such failure or alleged failure, or (3) provided Landlord with assurances reasonably satisfactory to Landlord that the Facility will not be subject to license suspension or revocation and/or decertification as a result of such failure or alleged failure.

13.2. Landlord’s Remedies.  Upon the occurrence and during the continuance of an Event of Default, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of rent or other obligations and waives any and all other notices or demand requirements imposed by applicable law):

13.2.1    Employ the remedy described in California Civil Code § 1951.4, which provides that Landlord may continue this Lease in effect after Tenant's breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations.  Notwithstanding Landlord's exercise of the remedy described in California Civil Code § 1951.4 if the same is available in respect of an Event or Events of Default, anytime thereafter Landlord may elect in writing, to terminate this Lease and Tenant's right to possession of the Premises and recover an award of damages as provided below in Section 13.2.2.

13.2.2    Terminate this Lease and Tenant's right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

13.2.2.1    The Worth at the Time of Award of the unpaid rent which had been earned at the time of termination;

13.2.2.2    The Worth at the Time of Award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rent loss that Tenant affirmatively proves could have been reasonably avoided;

13.2.2.3    The Worth at the Time of Award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rent loss that Tenant affirmatively proves could be reasonably avoided;

13.2.2.4    Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

13.2.2.5    All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The "Worth at the Time of Award" of the amounts referred to in parts 13.2.2.1 and 13.2.2.2 above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (i) the greatest per annum rate of interest permitted from time to time under applicable law, or (ii) the Prime Rate plus 5%.  For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California.  The "Worth at the Time of Award" of the amount referred to in part 19.1.1.3, above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER REGULATIONS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT'S BREACH.

No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity.  In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity.  Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default.

13.3.           Injunctive Relief; Receiver.   Upon the occurrence and during the continuance of an Event of Default under this Lease, Landlord shall have the right to immediately appoint a receiver to take possession of the Facility, to conduct the Facility business thereon, and to collect rents, issues and profits therefrom.  Upon the occurrence of any Event of Default, to the extent permitted by applicable law, including the laws governing the licensure of the Facility as an RCFE, Landlord may apply to any appropriate court for an injunction, the appointment of a receiver, or both. Any injunction or temporary restraining order issued prior to a final hearing may enjoin Tenant, its officers, agents and employees and those in active concert or participation with them, from removing from the Premises any residents, resident records, equipment, furniture, fixtures, Facility business records, monies and other things related in any way to Tenant’s business at the Facility; provided, however, that the receiver may only apply such monies in accordance with the order of the court.  The receiver shall have all powers and duties necessary and reasonable to conduct Tenant’s business until this Lease is terminated.  Responsibility for the costs associated with the appointment of a receiver shall be determined by the court.

13.4.           Replacement Operator.  Should Landlord require Tenant to deliver possession of the Facility to Landlord or to another qualified RCFE  facility operator following the occurrence and during the continuance of an uncured Event of Default, Tenant agrees to fully cooperate with Landlord and/or such new operator in effecting a transition in the operation of the Facility that will cause the least disruption to the continuing operation and the comfort and welfare of the patients. Only if consented to by Tenant in the exercise of its sole and absolute discretion and only if permitted by applicable law, shall such cooperation be required to include permission by Tenant for such new operator to operate for its own account under Tenant's license. Tenant agrees to cooperate, at no cost or expense to Tenant, in any such transfer of operational responsibility for the Facility upon a termination of its right to possession of the Facility.  In any event, any replacement operator shall be reputable and selected by Landlord in good faith and shall have commercially reasonable, relevant industry experience.

13.5.           Remedies Cumulative.  Except as otherwise provided, no remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Lease or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right, remedy or power accruing upon any Event of Default shall impair any such right, remedy or power or shall be construed to be a waiver thereof unless and until such Event of Default has been cured.

13.6           Notice of Default.  Any notice required to be given by Landlord above shall be in lieu of, and not in addition to, any notice required under Section 1161 of the Code of Civil Procedure of California or any similar, superseding statute.

13.7           Guaranty.                      Upon the occurrence of any Event of Default Landlord may exercise its rights and remedies under the Guaranty, if applicable.

13.8           Landlord's Default.  If Landlord shall be in default hereunder, Tenant, after thirty (30) days written notice that Tenant intends to cure such default, or without notice if in Tenant's reasonable judgment an emergency shall exist, shall have the right, but not the obligation, to cure such default, and Landlord shall pay to Tenant upon demand the reasonable cost thereof plus interest at the rate of ten percent (10%) per annum.  Except when in Tenant's reasonable judgment an emergency shall exist, Tenant shall not commence to cure any default of such a nature that could not reasonably be cured within such thirty (30) days if Landlord has commenced to cure same within said period so long as Landlord proceeds with reasonable diligence and in good faith to cure such default.  Landlord shall not be held liable or in any way responsible for any loss, inconvenience, annoyance or damage resulting to Tenant on account of such performance by Landlord, unless Landlord is found to have been grossly negligent in its performance or for its willful misconduct.

14.           Landlord’s Right to Perform Tenant’s Covenants.

14.1           Right to Make Payments; Notice.  If Tenant defaults in the making of any of the payments, or the performance of any of the obligations provided for in this Lease, Landlord may, at its option and on behalf of Tenant, make any such payments or perform any such obligations.  In furtherance and not in limitation of the foregoing, If Tenant shall be in default beyond any applicable cure period of its obligations hereunder and such default threatens the integrity of the physical plant of the Facility, Landlord, shall have the right, but not the obligation, on notice to Tenant to enter the Premises and to cure such default, and Tenant shall pay to Landlord upon demand the reasonable cost thereof plus interest at the rate of ten percent (10%) per annum.  Landlord shall not be held liable or in any way responsible for any loss, inconvenience, annoyance or damage resulting to Tenant on account of such performance by Landlord, unless Landlord is found to have been grossly negligent in its performance or for its willful misconduct

14.2.           Funds Expended Deemed Additional Rent and Default Rate.  In the event Landlord performs any obligation on Tenant’s behalf, Tenant shall reimburse Landlord for any amounts reasonably paid or expended, and the same shall constitute Additional Rent hereunder.  This reimbursement shall be due and payable immediately after the expense is incurred.  Landlord shall not be held liable or in any way responsible for any loss, inconvenience, annoyance or damage resulting to Tenant on account of such performance by Landlord, unless Landlord is found to have been grossly negligent or engaged in willful misconduct in its performance.  All amounts payable by Tenant to Landlord under any of the provisions of this Lease, if not paid when the same become due as in this Lease provided, shall bear interest from the date they become due until paid, at the prime rate of interest published in the Wall Street Journal plus four percent (4%) (the “Default Rate”), but in no event at a rate which would be deemed to be usurious under State law.  In the event that the Wall Street Journal ceases or fails to publish or announce a prime rate, the amounts due hereunder shall bear interest at the prime rate announced by the bank designated by Landlord, provided such a bank is among the top twenty-five (25) banks in the United States in terms of deposits.

15.           Quiet Enjoyment.  Landlord covenants and agrees that, so long as Tenant observes and performs all of the covenants, conditions and stipulations of this Lease, Tenant may lawfully and quietly hold, occupy and enjoy the Premises during the Lease Term.

16.           Assignment and Subletting.

16.1           Landlord’s Consent Required.  Other than in connection with a Permitted Transfer (as defined below), Tenant shall not assign, sublet, enter into franchise, license or concession agreements, change ownership or voting control, mortgage, encumber, pledge, hypothecate or otherwise transfer (including any transfer by operation of law) all or any part of this Lease or Tenant’s interest in the Premises (collectively “Transfer”) without first obtaining Landlord's written consent, which consent may not be unreasonably withheld, conditioned or delayed.  Any such assignment, encumbrance, transfer or sublease without Landlord's written consent shall be voidable and, at Landlord's election, shall constitute a default under this Lease.  No consent to any such assignment, encumbrance transfer or sublease shall constitute consent to any future assignment, encumbrance, transfer or sublease or a further waiver of the provisions of this Section 16.1.  In determining whether to grant or withhold consent to a proposed Transfer, Landlord may consider any reasonable factor.  Without limiting what may be construed as a reasonable factor, it is hereby agreed that any one of the following factors will be reasonable grounds for disapproval of a proposed assignment or sublease:  (a) the proposed Transferee does not, in

 Landlord's reasonable judgment, have sufficient financial worth considering the responsibility involved; (b) the proposed Transferee does not, in Landlord's reasonable judgment, have as good a reputation as Tenant; (c) Landlord has received from any prior lessor to the proposed Transferee a negative report concerning such prior lessor's experience with the proposed assignee or subtenant; (d) Landlord or its officers, owners and/or affiliates have had prior negative leasing experience with the proposed Transferee; (e) the proposed Transferee does not, in Landlord's reasonable judgment, have managerial and operational skills at least as adequate as those of Tenant; (f) the use of the Premises by the proposed assignee or subtenant will not be identical to the permitted use as provided in this Lease; (g) in Landlord's reasonable judgment, the proposed Transferee is engaged in a business, and the Premises, or the relevant part thereof, will be used in a manner, that is not in keeping with the then standards of the applicable Facility; or (h) the use of the Premises by the proposed Transferee will violate any applicable law.

16.2.           Permitted Transfers.  Without the consent of Landlord, Tenant may undertake any of the following transactions (each a “Permitted Transfer”): (a) assign its entire interest under this Lease to an Affiliate (as defined below), subsidiary, or parent of Tenant, or a corporation, partnership or other legal entity wholly owned by Tenant (collectively, an “Affiliated Party”), or (b) a transaction involving a change in the ownership or control of Tenant, whether by purchase, merger, consolidation or reorganization, which either (i) does not result in a change in the senior management team of Tenant or (ii) as to which the following requirements have been satisfied: (i) there is not then outstanding an Event of Default under this Lease; (ii) the Permitted Use does not allow the Premises to be used for retail purposes; (iii) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed transaction (unless prohibited by applicable law, in which event Tenant shall provide notice to Landlord no later than five (5) days following the proposed transaction); and (iv) either (A) Tenant continues to have a net worth equal to or greater than Tenant's net worth at the date of this Lease or (B) if such transaction will result in Tenant ceasing to exist as a separate legal entity, (I) Tenant’s successor shall own all or substantially all of the assets of Tenant, and (II) Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant's net worth at the date of this Lease or Tenant's net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization, or (c) the infusion of additional equity capital in Tenant or (d) an initial public offering of equity securities of Tenant under the Securities Act of 1933, as amended, which results in Tenant's stock being traded on a national securities exchange, including, but not limited to, the NYSE, the NASDAQ Stock Market or the NASDAQ Small Cap Market System.  If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement.  As used herein, (1) “parent” shall mean a company which owns a majority of Tenant’s voting equity; (2) “subsidiary” shall mean an entity wholly owned by Tenant or at least fifty-one percent (51%) of whose voting equity is owned by Tenant; and (3) “Affiliate” shall mean an entity controlled, controlling or under common control with Tenant.  In the event of the assignment of this Lease by Tenant to an Affiliate, Tenant shall not be released from its obligations hereunder and accordingly shall be a guarantor of the obligations of the Affiliate assignee (and shall enter into Landord’s commerically reasonable then standard form of guaranty and deliver an executed original of the same concurrently with Tenant’s delivery of the agreement assigning this Lease).

16.3.           No Release; Form
.  No Transfer or Permitted Transfer, whether with or without Landlord’s consent, shall relieve Tenant (hereinafter referred to in this Section 16.3 as “Transferor”) from its covenants and obligations under this Lease other than where such transaction results in Tenant ceasing to exist as a separate legal entity. Transferor shall be bound by the following after any Transfer or Permitted Transfer: (a) Any act of Landlord, or its successors or assigns, consisting of a waiver of any of the terms or conditions of this Lease, the giving of any consent to any matter or thing relating to the Lease, or the granting of any indulgence or extension of time to transferee to cure a default may be done without notice to Transferor and without releasing Transferor from any of its obligations hereunder; and (b) Transferor unconditionally guarantees (as a primary obligor), without deduction by reason of setoff, defense or counterclaim, to Landlord and its successors and assigns the full and punctual payment, performance and observance by Tenant, of all of the amounts, terms, covenants and conditions in this Lease contained on Tenant’s part to be paid, kept, performed and observed.  Any Transfer shall be evidenced by an instrument in form and content satisfactory to Landlord and executed by Tenant and the transferee, assignee, sublessee, licensee or concessionaire, as the case may be.

16.4.           By Landlord.  Subject to such limitations as may be set forth in the Facility Loan documents or any Mortgage, Landlord may at any time assign its rights and obligations under this Lease; provided, however, that Landlord shall furnish to Tenant a written statement from Landlord’s assignee that such assignee recognizes all of Tenant’s rights under this Lease; provided, further, that the requirements of this Section 16.4 shall not apply to the Lender, any Mortgagee or a purchaser at a foreclosure sale which acquires Landlord’s rights hereunder upon the foreclosure of any interest granted as security for the obligations of Landlord under the Facility Loan documents or any Mortgage or the acceptance by such Lender or purchaser of a deed in lieu of foreclosure. Notwithstanding the failure of Landlord to obtain said recognition from Landlord’s assignee, any assignment of Landlord’s rights and obligations shall be subject to Tenant’s rights under this Lease.  Landlord, on consummation of the sale or transfer, shall be released from any liability thereafter accruing under this Lease provided (i) the transferee assumes all obligations of Landlord hereunder and (ii) the Security Deposit shall have been transferred by Landlord to transferee.

16.5.           Waiver.  No assignment or subletting that is approved pursuant to this Section 16 shall be deemed to remove any subsequent assignment or subletting from the provisions of this Section 16, it being the intent hereof that every assignment and subletting, whenever occurring, shall require the same approval as is set forth herein for an original assignment or subletting.

17.           Closing Costs.  Tenant will be responsible for its own costs and fees associated with its studies and inspections related to its due diligence review and pursuit of its approvals.  Except as otherwise expressly provided in Section 3.3, Landlord will be responsible for all unpaid real property taxes and assessments to the extent arising prior to the Commencement Date, including any roll back or other deferred taxes.  Tenant and Landlord shall be solely responsible for their respective attorney’s fees.

18.           RESERVED.

19.           Landlord Inspection.  Landlord may enter upon the Premises during normal business hours for all reasonable business purposes, including without limitation: to inspect the Premises; to show the Premises to its lenders, prospective brokers, agents, buyers, tenants (but with respect to tenants only, such entry may occur only during the last twelve (12) months of the Initial Lease Term or any Renewal Term, as applicable) or persons interested in an exchange; to determine whether the facilities are in good condition and repair and whether Tenant is complying with its obligations under this Lease; to do any necessary maintenance and to make any restoration to the Premises that Landlord has the right to perform; to serve, post, or keep posted any notices required or allowed under the provisions of this lease.  Any such entry shall be made during reasonable business hours, upon three (3) days’ advance notice, unless an emergency exists, in which case Landlord shall have the right of entry without advance notice.  Notwithstanding the foregoing, except in emergency situations as determined by Landlord, Landlord shall exercise reasonable efforts to perform any entry into the Premises in a manner that is reasonably designed to minimize interference with the operation of Tenant’s business in the Premises and in all instances Landlord shall exercise its entry rights in a manner which complies with the laws governing the rights of the residents of the Facility including, but not limited to, the laws governing the confidentiality of resident records.

20.           Estoppel Statements.  The parties hereto shall, at any time and from time to time upon not less than ten (10) days’ prior written notice from the other party, execute, acknowledge and deliver to such other party, in form reasonably satisfactory to such other party or such other party’s Mortgagee, a written statement certifying (if true) that this Lease is unmodified and in full force and effect (or if there have been modifications stating the nature thereof), that such other party is not in default hereunder (or specifying the nature of any default), the date to which rental and other charges have been paid and such other information as may be reasonably required by such other party.  It is intended that any such statement delivered pursuant to this Section 20 may be relied upon by any prospective purchaser or Mortgagee of the Premises and their respective successors and assigns.

21.           Hazardous Substances.  Tenant shall not generate, dispose of, release, use, handle, possess or store any hazardous substances upon the Premises except in accordance with applicable laws, rules and regulations.  Tenant shall, at its sole cost and expense, promptly remove or clean up any hazardous substances introduced onto the Premises by Tenant or with its permission or at its sufferance.  Such removal or cleanup shall be in compliance with all applicable laws and regulations.  Tenant hereby agrees to indemnify and hold Landlord harmless and agrees to defend Landlord from all losses, damages, claims and liabilities and fines, including costs and reasonable attorneys’ fees, (collectively, the “Losses”) of any nature whatsoever in connection with the actual or alleged presence upon the Premises of any hazardous substance introduced by Tenant or with its permission or at its sufferance.  Tenant shall give to Landlord immediate verbal and follow-up written notice of any spills, releases, or discharges of hazardous materials or medical wastes on or from the Facility in amounts and quantities in violation of applicable Law.  Tenant shall, at Tenant’s sole cost and expense, investigate, clean-up, and otherwise remediate any spill, release, or discharge on or from the Premises required by applicable laws, rules and regulations, arising from or in any way related to any acts or omissions of Tenant, or Tenant’s agents, employees, representatives, invitees, licensees, or contractors. Upon the expiration or termination of this Lease, Tenant agrees to pay all costs associated with the removal or disposal of any of such materials in order to return the Facility to the condition existing prior to Tenant's use of the Facility.  For purposes of this Lease, the term "hazardous materials" means any toxic, explosive, corrosive or other hazardous material, including, but not limited to, (a) all "hazardous substances", as such term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. Sec. 9601 (14) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Clean Water Act, 33 U.S.C. Section 466 et seq.; the Safe Drinking and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended; and those materials and substances of a similar nature regulated or restricted under any other laws now existing or hereafter adopted, and in regulations adopted and publications promulgated pursuant to said laws, and under all applicable laws in the State of California; (b) all "hazardous wastes", as such term is defined in the Resource Conservation and Recovery Act, 42 U.S.C.A. Sec. 6903 (5); (c) petroleum products, including gasoline, diesel fuel, fuel oil, crude oil, and motor oil, and the constituents of those products; and (d) asbestos.  For the purpose of this Lease, the term “medical wastes” means any biohazardous, infectious, sharps or other wastes, as such terms are defined by federal and state laws.

(i)
Tenant shall not bring, release, use, generate, manufacture, store or dispose of, or permit to be brought, released, used, generated, manufactured, stored or disposed of, on, under or about the Facility, or transfer or permit to be transferred to or from the Facility, any asbestos, asbestos containing materials, flammable explosives, radioactive materials, hazardous wastes, toxic substances or related materials (collectively “Hazardous Substances”).  There is excluded from this prohibition Hazardous Substances of the type commonly used in RCFEs, subject to the condition that they are used, stored and disposed of in accordance with all applicable law (collectively, the “Permitted Substances”).

(ii)
If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance (other than  the Permitted Substances), or a condition involving or relating to the same, has come to be located in, on or about the Facility, other than as previously consented to by Landlord, Tenant shall immediately give written notice of such fact to Landlord.

(iii)
Tenant shall, at its sole cost and expense, promptly take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the clean-up of any contamination of, and for the maintenance, security and or monitoring of, the Facility, the elements surrounding the same, or neighboring properties, that was caused or materially contributed to by Tenant, its agents, officers, directors or employees, relating to or involving any Hazardous Substances brought onto and/or released from the Facility.

(iv)
Tenant shall indemnify, protect, defend and hold Landlord, its agents, employees, partners, members (including, in the case of a corporate partner or member, such corporation's shareholders, officers and directors) and Lenders, harmless from and against any and all Losses arising out of or involving (i) any Hazardous Substances  (other than Permitted Substances) brought onto and/or released or threatened to be released from or onto the Facility by Tenant during the Term of the Lease and/or (ii) Tenant's failure to perform any of its obligations under this Section 21.  Tenant's obligations hereunder shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created by Tenant, and the cost of investigation, removal, remediation, restoration and/or abatement thereof, or of any removal, remediation, restoration and/or abatement thereof or of any contamination therein involved and shall survive the expiration or earlier termination of this Lease.  No termination, cancellation or release agreement entered into by Landlord and Tenant shall release Tenant from its obligations under this Lease with respect to Hazardous Substances (other than Permitted Substances), unless specifically so agreed by Landlord in writing at the time of such agreement.

(v)
Notwithstanding anything to the contrary in the foregoing, the indemnification obligations of Tenant under this Section 21 shall not apply to any Losses arising out of (a) any environmental condition existing at the Facility prior to the Commencement Date, (b) Landlord’s gross negligence or willful misconduct, (c) any release from or onto the Facility that is caused by the contamination from an adjacent property that is not owned by Tenant or any Affiliate of Tenant or (d) any acts or omissions by Landlord when fulfilling its obligations under Section 7.1.2.

(vi)
Tenant agrees to be solely responsible for the proper disposal of all medical, infectious and hazardous waste that is generated by Tenant in the Premises and to indemnify and hold Landlord and all of Landlord’s affiliates and their respective agents and employees, harmless against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses (including, without limitation, reasonable attorney’s fees) which may be imposed upon, incurred by, or asserted against Landlord in connection with the generation, existence and disposal by Tenant of such medical, infectious and/or hazardous waste and the removal thereof from the Premises.  Tenant agrees to comply with all laws, ordinances, orders, rules and regulations of any governmental or regulatory agency with respect to the generation, existence, removal and disposal of any such medical, infectious and/or hazardous waste generated by Tenant in the Premises.

22.           Limitations on Recourse.  In no event shall either Landlord or Tenant ever be liable to the other for any indirect or consequential damages resulting from any cause whatsoever.  Further, Tenant hereby acknowledges and agrees that Tenant’s sole recourse against Landlord, and any successor to the interest of Landlord in the Premises, is to the interest of Landlord, and any such successor, in the Premises.

23.           Lease "As Is".  IN THE EVENT TENANT ELECTS TO PROCEED WITH THE TRANSACTION PROVIDED FOR HEREIN AT THE END OF THE DUE DILIGENCE PERIOD, THEN THE SAME SHALL BE DEEMED TO BE TENANT’S REPRESENTATION THAT TENANT  ACKNOWLEDGES AND REPRESENTS TO LANDLORD THAT TENANT IS THEN ACCEPTING ITS INTEREST IN, AND POSSESSION OF, THE FACILITY IN ITS PRESENT CONDITION "AS IS" ("PRESENT CONDITION"), INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL CONDITION OF THE FACILITY, TITLE TO THE REAL PROPERTY AS SHOWN IN THE PUBLIC RECORDS AND BY INSPECTIONS THEREOF, AND ALL GOVERNMENTAL LAWS, RULES, AND REGULATIONS AFFECTING OR RELATED TO THE FACILITY, INCLUDING, BUT NOT LIMITED TO, BUILDING AND SAFETY CODES, INCLUDING ANY PRESENTLY EXISTING VIOLATIONS THEREOF, ZONING ORDINANCES, LAND USE RESTRICTIONS AND REGULATIONS, AND OTHER SUCH MATTERS.  TENANT ACKNOWLEDGES AND REPRESENTS TO LANDLORD THAT NEITHER LANDLORD NOR ANY AGENT OR REPRESENTATIVE OF LANDLORD HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE FACILITY OR ANY PART THEREOF.  THE TAKING OF POSSESSION OF THE FACILITY BY TENANT SHALL CONCLUSIVELY ESTABLISH THAT THE FACILITY AT THAT TIME WAS IN SATISFACTORY CONDITION. TENANT HAS INSPECTED THE FACILITY AND HAS SATISFIED ITSELF REGARDING ITS PHYSICAL CONDITION.    EXCEPT AS OTHERWISE SET FORTH HEREIN, LANDLORD HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, NOR DOES LANDLORD MAKE ANY HEREIN REGARDING THE CONDITION OF THE FACILITY OR ANY PART THEREOF INCLUDING WITHOUT LIMITATION THE STRUCTURAL SOUNDNESS THEREOF OR THE FACILITY’S FITNESS FOR ITS PRIMARY INTENDED USE, OR FOR ANY PARTICULAR USE OR OCCUPANCY, OR THE PRESENCE OF HAZARDOUS

SUBSTANCES.   EXCEPT AS OTHERWISE SET FORTH HEREIN, LANDLORD FURTHER HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS AND/OR WARRANTIES, BOTH EXPRESS AND IMPLIED IN LAW, WITH RESPECT TO THE CONDITION, HABITABILITY, OR SUITABILITY OF THE FACILITY, OR ANY PART THEREOF, FOR ITS PRIMARY INTENDED USE, OR FOR THE USE AND PURPOSES PERMITTED HEREUNDER OR ANY OTHER PURPOSE, AND LANDLORD DOES NOT REPRESENT OR WARRANT THAT THE FACILITY OR ANY PART THEREOF COMPLIES WITH ANY LAWS. TENANT FULLY UNDERSTANDS THAT THERE MAY BE CERTAIN REPAIRS AND ALTERATIONS AND REPLACEMENTS REQUIRED TO CAUSE THE FACILITY TO COMPLY WITH APPLICABLE LAWS AND FOR THE CONTINUED LICENSING AND CERTIFICATION OF THE FACILITY, AND, EXCEPT AS SET FORTH IN SECTION 7.1.2, TENANT SHALL BE FULLY RESPONSIBLE FOR THE COST OF AND FOR EFFECTUATING ANY AND ALL ALTERATIONS, MAINTENANCE, REPAIRS AND REPLACEMENTS REQUIRED TO BE MADE FOR THE CONTINUED LICENSING AND CERTIFICATION OF THE FACILITY AND FOR ANY MAINTENANCE, ALTERATIONS, REPAIRS AND REPLACEMENTS REQUIRED TO MAINTAIN AND PRESERVE THE FACILITY IN THE CONDITION CALLED FOR HEREIN.  TENANT HEREBY ACKNOWLEDGES THAT LANDLORD IS NOT RESPONSIBLE FOR AND TENANT SHALL HOLD LANDLORD HARMLESS IN CONNECTION WITH ANY SUCH ALTERATIONS, REPAIRS, MAINTENANCE, REPLACEMENTS AND RENOVATIONS TO THE FACILITY FOR ANY REASON WHATSOEVER, OR THE PRESENCE OF HAZARDOUS SUBSTANCES OR THE FACILITY’S FITNESS FOR ITS PRIMARY INTENDED USE, OR FOR ANY PARTICULAR PURPOSE, USE OR OCCUPANCY.  TENANT REPRESENTS THAT IT HAS EXPERIENCE IN THE HEALTHCARE INDUSTRY, THEREBY QUALIFYING THE TENANT TO OPERATE THE FACILITY FOR ITS PRIMARY INTENDED USE.  BY THE EXPIRATION OF THE DUE DILIGENCE PERIOD, TENANT SHALL HAVE  INVESTIGATED THE FACILITY TO DETERMINE IF IT MEETS ITS OWN SPECIFICATIONS.  TENANT SHALL HOLD LANDLORD HARMLESS IN CONNECTION WITH ANY SUCH ALTERATIONS, REPAIRS OR REPLACEMENTS TO THE FACILITY FOR ANY REASON WHATSOEVER OTHER THAN REPAIR AND MAINTENANCE OF THE ITEMS FOR WHICH LANDLORD IS RESPONSIBLE UNDER SECTION 7.1.2.

Initials of Tenant:  /s/ EM

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, LANDLORD SHALL INDEMNIFY TENANT FROM AND AGAINST ANY LOSSES, CLAIMS, AND EXPENSES (INCLUDING ATTORNEYS FEES AND COURT COSTS) RESULTING FROM THE EXISTENCE OF LATENT CONDITIONS ON THE PREMISES NOT DISCOVERED BY TENANT DURING THE DUE DILIGENCE PERIOD WHICH ARE KNOWN TO LANDLORD AND NOT DISCLOSED TO TENANT DURING THE DUE DILIGENCE PERIOD, AND ANY FRAUD OR INTENTIONAL MISREPRESENTATION MADE BY LANDLORD TO TENANT IN REGARD TO THE PREMISES. DRAFTING NOTE: THIS LANGUAGE WAS IN THE LEASE AS ORIGINALLY PRESENTED TO US BY THE LANDLORD AND WE CONTINUE TO BELIEVE IT IS APPROPRIATE AND SHOULD NOT BE DELETED.

24.           Due Diligence. Tenant shall have the period commencing on the Effective Date and terminating on March 1, 2013 (the “Due Diligence Period”), at its sole cost and expense, to conduct its due diligence and investigations, evaluations and analysis related thereto, which may include but shall not limited to, any and all noninvasive environmental studies and tests, property condition assessments, reports, studies and evaluations, title and/or other inspections, deemed necessary by Tenant in its sole discretion (the “Due Diligence Investigation”).  On or before the final day of the Due Diligence Period, Tenant shall provide a written notice (the “Due Diligence Notice”) to Landlord stating whether Tenant elects to terminate this Lease or to proceed with the transaction provided for herein and in the OTA.  The Due Diligence Notice need not state the reasons for the termination or acceptance of the Premises and the Facility. In the event that Tenant elects to terminate or fails timely to provide the Due Diligence Notice pursuant to the terms of this Section, this Agreement shall terminate as of 5:00 p.m., Pacific Time, on the last day to provide such

Due Diligence Notice. Tenant shall indemnify, defend and hold Landlord harmless from and against any loss, damage, liability, suit, claim, cost or expense (including legal fees and costs) resulting from the exercise by Tenant of its rights of physical investigation or entry. In performing its examinations and inspections of the Premises, Tenant shall minimize any interference with Landlord’s use of the Premises and shall not interfere with the quiet enjoyment of the residents of the Facility. Tenant shall provide Landlord with proof of insurance covering risks on the Premises prior to Tenant accessing the Premises. Tenant will name Landlord as an additional insured on said policy. In addition, Tenant agrees to not actively solicit to hire any of Landlord’s personnel employed at the Facility for a period of one (1) year after the Effective Date unless Tenant commences occupancy of the Premises and payment of rent.  The limitation on hiring Landlord’s personnel shall not apply to Tenant’s hiring of anyone who responds to a general public solicitation for employment.

24.1.            Due Diligence Materials.   Landlord shall provide to Tenant within ten (10) business days of full execution of the Lease the following documents, to the extent in the custody of Landlord: financials for the Facility, copies of all title reports and underlying documents related thereto, available tax bills, assessments, site plans, architectural plans, construction documents, surveys, property condition reports, zoning reports/letters, PUD documents, governmental approvals/correspondence and any existing reports, including but not limited to physical building/land inspections, structural, environmental, topographical, wetlands, traffic impact, geotechnical, engineering, utility availability and drainage.  Landlord will make commercially reasonable efforts to provide to Tenant, within ten (10) business days of such request, any additional due diligence materials requested by Tenant and available to Landlord.  Landlord agrees to take all steps commercially reasonably necessary to assist Tenant in its due diligence review, including providing to Tenant copies of and access to information related to the Due Diligence Materials.  Landlord shall give Tenant notice within two (2) business days of any proposed meetings or conversations with any governmental entity, or any notice from any governmental entity relating to any meetings or matters that may impact the Facility in any manner.  In the event that the Lease is terminated for any reason whatsoever (other than Landlord's default), Tenant agrees to turn over and assign to Landlord, within ten days of any of such termination, all of the maps, engineering studies or reports, entitlements and approvals obtained by Tenant with respect to the Premises, including all related third-party studies, documents, engineering work for the Premises (collectively, the "Tenant's Work Product"), but specifically excluding Tenant’s own proprietary economic analysis of the Facility and the Premises from the terms set forth in this Section, and subject to the proprietary rights of any engineer or other consultant preparing the same and any limitations or use imposed by them.  Landlord acknowledges that Tenant shall make no warranties or representations regarding the adequacy of the Tenant's Work Product, that Tenant expressly disclaims any liability for any and all defects or deficiencies contained in the Tenant's Work Product, and that Landlord shall accept the Tenant's Work Product in its "AS IS" condition.  Tenant shall also return to Landlord all the Due Diligence Materials, and agrees to keep all of the information and reports obtained from Landlord or relating to the Real Property, the Premises, the Facility and the transactions contemplated by this Lease confidential, and shall not disclose any such confidential information to any other person or entity without the prior written consent of Landlord.  The terms of this Section shall survive the termination of the Lease.

24.2.           No Interference.   In conducting any inspections, investigations or tests of the Premises and the Facility, Purchaser and its agents and representatives shall:  (a) not interfere with the operation and maintenance of the Facility; (b) not damage any part of the Facility or any personal property owned or held by any resident or any third party; (c) not injure or otherwise cause bodily harm to Landlord or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (d) comply with all applicable laws; (e) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Facility; (f) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (g) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (h) not reveal or disclose prior to Closing any information obtained during the Due Diligence Period concerning the Real Property and the Due Diligence Materials to anyone other than the Tenant’s employees, contractors and consultants.

24.3.           Tenant’s Indemnity.  Tenant shall indemnify, defend and hold Landlord harmless from and against any loss, damage, liability, suit, claim, cost or expense (including legal fees and costs) arising from the exercise by Tenant of its rights of physical investigation and or entry on the Real Property.  This provision shall survive termination of this Lease for any reason.

24.4.           Tenant’s Insurance. Tenant will provide Landlord with proof of insurance covering risks on the Property prior to Tenant accessing the Property. Tenant will name Landlord as additional insured on said Policy.

25.           Termination of Lease at End of Due Diligence Period.  If Tenant does not deliver to Landlord on or prior to the end of the Due Diligence Period a notice that Tenant is satisfied with its Due Diligence Investigation and elects to proceed with this Lease, the Lease shall be deemed terminated as of the end of the Due Diligence Period and the parties shall have no further rights or obligations under this Lease, except to the extent any provisions expressly survive such termination.

26.           Right of First Offer to Purchase.

26.1           Provided no Event of Default then exists, if Landlord intends to sell the Premises as a “one-off sale” (defined below) to any unaffiliated third party purchaser, Landlord shall first give written notice to Tenant notifying Tenant of the purchase price (the “Offer Price”) and other material terms upon which Landlord is willing to sell the Premises (“Landlord’s Offer Notice”), specifically (collectively, the “Economic Terms”):  (a) the payment terms for the Offer Price (including the parties’ respective obligations in connection with any loan prepayment penalties, brokerage commissions and any tenant improvement allowances or other concessions payable to tenants following the closing); (b) any deposit amount required; (c) the length of any due diligence period; (d) the condition of title; (e) the closing date; (f) the proposed representations and warranties, if any, which Landlord is willing to provide, as well as the “as-is” nature of the transaction and any required waiver of claims against Landlord; (g) the escrow and title company; (h) the allocation of escrow, title and closing costs; and (i) the closing conditions.  The Economic Terms, together with those set forth in this Section 26.1, shall comprise the terms upon which Landlord is willing to sell the Premises to Tenant.

26.2           Tenant may exercise Tenant’s right of first offer only by giving to Landlord, within fifteen (15) days after Tenant’s receipt of the Offer Notice (the “Response Period”), written notice of Tenant’s agreement to purchase the entire Landlord’s interest on the Economic Terms stated in Landlord’s Offer Notice or on such other Economic Terms as Landlord and Tenant may mutually agree in writing during the Response Period (the “Acceptance Notice”).  During the Response Period, Landlord shall make itself reasonably available to Tenant to discuss the Economic Terms, but shall be under no obligation to negotiate or modify any of the Economic Terms, and no such discussions shall effect a modification of the Economic Terms unless such modification is set forth in a writing signed by Landlord.  In that regard, Tenant may, at least two (2) business days prior to the expiration of the Response Period, deliver to Landlord a notice (the “Response Notice”) stating that Tenant is interested in purchasing Landlord’s Interest, but rejecting some or all of the Economic Terms, in which event Tenant shall include in the Response Notice changes to such rejected Economic Terms that Tenant would accept.  If prior to the end of the Response Period Landlord accepts in writing any of Tenant’s proposed changes to the Economic Terms set forth in the Response Notice, then the Economic Terms, as so changed, shall be deemed the “Economic Terms” for purposes hereof; provided, however, that Landlord shall have no obligation to accept any such proposed changes and shall have the right in its sole and absolute discretion to reject any or all of such proposed changes (and if Landlord fails to accept Tenant’s proposed changes in writing prior to the end of the Response Period, such proposed changes shall be deemed rejected).  If Tenant fails to deliver an Acceptance Notice within the Response Period, Tenant’s right of first offer as specified in this Section shall terminate and shall be of no further force or effect except as expressly set forth below.  If Tenant delivers an Acceptance Notice within the Response Period, then within thirty (30) days after Tenant’s delivery thereof, Landlord shall cause to be prepared and delivered to Tenant a draft purchase agreement and escrow instructions (the “Purchase Agreement”) setting forth the Economic Terms and such other terms and conditions (the “Non-Economic Terms”) as Landlord may consider to be appropriate.  During the thirty (30) days after Landlord’s delivery of the Purchase Agreement (the “Negotiation Period”), Landlord and Tenant and/or their counsel shall meet (in person or by telephone) as often as is commercially reasonable in a good faith effort to negotiate the Non-Economic Terms based on the then-current standards in the geographic area of the Facility for similar transactions and to finalize the Purchase Agreement.

26.3           If (i) Tenant shall fail to deliver the Acceptance Notice within the Response Period, or (ii) Tenant timely delivers the Acceptance Notice but the parties fail to finalize and execute the Purchase Agreement within the Negotiation Period, then, except as set forth in Section 26.4 below, Tenant’s right of first offer contained in this Paragraph shall automatically terminate and be of no further force or effect, and Landlord may sell and convey the Premises to any prospective purchaser of its choosing free and clear of any rights of Tenant under this Section.  In addition, if Landlord and Tenant enter into the Purchase Agreement and Tenant fails to consummate the transaction contemplated by the Purchase Agreement within the time periods specified in the Purchase Agreement for any reason other than Landlord’s default, then Tenant’s right of first offer contained in this Paragraph shall automatically terminate and be of no further force or effect, and Landlord may sell and convey the Premises to any prospective purchaser of its choosing free and clear of any rights of Tenant under this Section.

26.4.           If (i) Tenant shall fail to deliver the Acceptance Notice within the Response Period, or (ii) Tenant timely delivers the Acceptance Notice but the parties fail to finalize and execute the Purchase Agreement within the Negotiation Period, then Landlord shall re-offer the Premises to Tenant by delivery of a new Landlord’s Offer Notice only in the event that Landlord reduces the purchase price to a prospective purchaser below ninety percent (90%) of the Offer Price set forth in Landlord’s Offer Notice  If Landlord is required to give Tenant a second Landlord’s Offer Notice pursuant to this Section 26.4, Tenant shall have five (5) business days after receipt of such notice from Landlord to offer to buy the Premises at such adjusted price by executing and delivering an Acceptance Notice within such five (5) business day period.     If Landlord is required to give Tenant a second Landlord’s Offer Notice pursuant to clause (B) of this Section 26.4, then all of the provisions of this Section 26 shall apply to such transaction.

26.5           If Tenant timely executes the Purchase Agreement, Landlord shall sell the Premises to Tenant, and Tenant shall acquire the Premises in its entirety from Landlord, pursuant to the terms and conditions of such Purchase Agreement.  If the closing contemplated by any Purchase Agreement entered into by Tenant pursuant to the terms of this Section shall fail to occur as a result of a default by Tenant thereunder (which is not cured within any applicable notice, grace or cure period), Tenant’s right of first offer under this Section shall terminate and be of no further force or effect.

26.6           Notwithstanding anything contained in this Lease to the contrary, this Section and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any holder of any indebtedness secured by a mortgage or deed of trust now existing or hereafter created on or against the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant.

26.7           Notwithstanding anything contained in this Lease to the contrary, the rights and interest of the Tenant contained in this Section shall not apply to, and Tenant shall not have any right to acquire the Premises pursuant to the terms of this Section or otherwise in connection with any transfer of the Premises pursuant to an Enforcement Action (defined below).  As used herein, a “one-off sale” shall mean a sale of the Premises alone and not as part of a sale of the Premises together with any other properties.  As used herein, “unaffiliated third party purchaser” shall specifically exclude a purchaser which (a) is acquiring the Premises, or any portion thereof, in connection with the merger, recapitalization, reorganization, sale of all or substantially all assets, or similar transaction involving Landlord (if Landlord owns other properties) or involving Landlord’s direct or indirect parent entity or entities, (b) is acquiring the Premises, or any portion thereof, as a joint venture or similar purchase or acquisition with Landlord or any affiliate of Landlord, or (c) is an Affiliate of Landlord (as hereinafter defined).  For purposes of this Section 26.6 (and Section 29 below), an Affiliate of Landlord shall mean an entity controlled, controlling or under common control with Landlord.

26.8           Notwithstanding anything contained in this Lease to the contrary, Tenant’s rights under this Section shall terminate upon the first to occur of the following:  (i) the expiration of the  Lease Term; (ii) the termination of this Lease or Tenant’s right to possession of the Premises; (iii) any transfer of the

Premises pursuant to an Enforcement Action; (iv) the assignment of this Lease or the subletting of the Premises other than pursuant to a Permitted Transfer; and (v) the transfer of the Premises to any party which is not an Affiliate of Landlord following Landlord’s compliance with the terms of this Section. For purposes of this Paragraph, “Enforcement Action” shall mean any judicial or non-judicial foreclosure proceeding, the exercise of any power of sale, or the taking of a deed or assignment in lieu of foreclosure.

           26.9.           This Lease shall terminate upon the closing of the purchase of the Premises pursuant to this Section 26 subject to Tenant’s obligation to pay to Landlord at Closing all Basic Rent which is due and payable under this Lease to the date of closing.

27.           RESERVED.

28.
Broker/Agent.  Landlord and Tenant acknowledge Lee Haris of Haris & Company (“Haris”) represents the Landlord in connection with this proposed transaction, and Landlord shall be responsible for payment of any commission due to Haris or any broker or agent representing Landlord in connection with this transaction.  Tenant shall be responsible for payment of any commission due any broker or agent representing Tenant in connection with this transaction.  Other than as stated above in this Section 28, Tenant and Landlord each represents and warrants to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify, defend and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Landlord and Tenant, as applicable.  This indemnification, defense and holding harmless shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the termination of this Lease.

29.
Non-Compete.
Landlord (which for purposes hereof shall mean the originally named Landlord and, from and after the transfer by Landlord of title to the Premises, any successor to Landlord’s interest in the Premises) and its Affiliates only shall not, for a period of ten (10) years from the Effective Date (the “Non-Competition Period”), within a twenty-five (25) mile radius of the Facility, build, develop, own, operate or manage any senior housing facility or other facility that competes with or provides similar services as the Facility. This non-competition agreement shall not prevent continuing operation or continuing management of the facilities identified on Exhibit E hereto which are operated and/or managed by Landlord or its Affiliates as of the Effective Date. This Section 29 shall not survive expiration or earlier termination of this Lease and expressly shall be deemed null and void and of no further force or effect at the expiration or earlier termination of this Lease except in the case of the termination upon the purchase of the Premises by Tenant pursuant to Section 26, in which case this Section 29 shall remain in effect for the balance of the Non-Competition Period.

30.           Miscellaneous.

30.1.           Captions.  The captions in this Lease are for convenience of reference only.  In no way do those captions define, limit or describe the scope or intent of this Lease.

30.2.           Gender.  Words showing number shall be taken to include both the singular and the plural forms.  Words showing gender shall be taken to include masculine, feminine and neuter.

30.3.           Successors and Assigns.  Subject to the restrictions on transfers set forth herein, this Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and permitted assigns.  The definitions of “Landlord” and “Tenant” herein refer to the Landlord and Tenant at the time in question.

30.4.           Governing Law.  This Lease shall be governed, construed, and enforced in accordance with the laws of the State of California.

30.5.           Entire Agreement.  This Lease represents the entirety of the agreement among the parties hereto with respect to the subject matter hereof and shall be deemed to supersede any prior discussions or agreements among the parties hereto.  This Lease may not be amended or modified except by written instrument signed by the parties hereto.

30.6.           Waiver.  The failure of either party to insist upon strict performance of any of the covenants, agreements, terms and conditions of this Lease in any one or more instances shall not be construed as a waiver or relinquishment of any such covenant, agreement, term or condition and the same shall remain in full force and effect. All waivers must be in writing and signed by the waiving party in order to be enforceable.

30.7.           Attorneys’ Fees.  In the event either party brings an action to enforce any of the terms hereof or in connection herewith, the prevailing party in such action shall be entitled to, and the losing party agrees to pay, the reasonable attorneys’ fees and expenses, including attorneys’ fees and expenses of appellate proceedings, of the prevailing party.

30.8.           Memorandum of Lease.  Neither Landlord nor Tenant shall record this Lease.  In addition, neither party shall record a short form memorandum of this Lease without the prior written consent (and signature on the memorandum) of the other.  If such short form memorandum is recorded in accordance with the foregoing, the party requesting the recording shall pay for all costs of or related to such recording, including, but not limited to, recording charges and documentary transfer taxes.

30.9.           Invalidity.  Each term and provision of this Lease shall be enforced to the fullest extent permitted by law.  Should any term or provision of this Lease, or the application thereof, prove illegal or unenforceable, the remainder of this Lease shall still be valid and enforced.

30.10.                      Commercial Lease.  Landlord and Tenant hereby acknowledge and agree that this Lease is a commercial lease, the purpose of which from the Tenant’s perspective is to generate income to the Tenant.  Tenant does not intend to, and will not, reside on the Facility.  Landlord and Tenant further acknowledge and agree that this Lease is not a lease of “residential property” as that term is used in 11 U.S.C. §365.

30.11.                      Amendment.  Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto.

30.12.                      Counterparts.  This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise but a single instrument.

30.13.                      Construction.  No provision of this Lease shall be construed against or interpreted to the disadvantage of either Landlord or Tenant by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured, written, drafted or dictated such provisions.

30.14.                      Time of the Essence.  Time is of the essence of this Lease.

30.15.                      No Joint Venture.  Nothing in this Lease shall be construed to render or constitute Landlord in any way or for any purpose a partner, joint venturer or associate in any relationship with Tenant other than that as Landlord and Tenant, nor shall this Lease be construed to authorize either party to act as agent for the other party except as expressly provided to the contrary in this Lease.

30.16.                      Authority.  Each of the persons executing this Lease Agreement is specifically authorized to execute it on behalf of the entities for which they are signing. Tenant further represents that Tenant has been, and is, qualified to do business in the state in which the Premises are located and has full right and authority to enter into this Lease.  Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a corporate resolution or other appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease.

           30.17.                      Notices.  All notices provided for in this Lease or related to this Lease shall be in writing and shall be delivered to the parties at the addresses set forth below.  Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by facsimile transmission during normal business hours with a confirmation copy delivered by another method permitted under this Section.

To Landlord:                                      Diablo Lodge, LLC
c/o Braddock & Logan Services, Inc.
4155 Blackhawk Plaza Circle, Suite 201
Danville, CA  94506
Telephone No.:  925-736-4000
Fax No.: 925-648-5700

And to:

O’Brien Interests
195 Contractors Street
Livermore, CA  94550
Attention:  Chris O’Brien
Tel. No.: (925) 371-7303
Fax No.: (925) 371-9303

To Tenant:                            Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, Washington  98121
Attention:  Mr. Eric Mendelsohn
Telephone No.: (206) 301-4493
Facsimile No.:  (206) 357-7388

with a copy to:                    The Nathanson Group PLLC
One Union Square
600 University Street, Suite 2000
Seattle, WA  98101-1195
Attention: Randi S. Nathanson
Telephone No.: (206) 623-6239
Facsimile No.:  (206) 299-9335

Landlord and Tenant may change the address or the name of the addressee applicable to subsequent notices by giving notice as provided above.  However, notice of such a change shall not be effective until the fifth day after mailing.

30.18	Jury Trial Waiver. EACH OF LANDLORD AND TENANT WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

IN WITNESS WHEREOF, the parties hereby execute this Lease Agreement on the day and year first written above.

LANDLORD:	DIABLO LODGE, LLC,
a California limited liability company

By:	DIABLO OAK ASSOCIATES, LLC, a California limited liability company
Its:           Member

By:            /s/  Christopher O'Brien____
 Christopher O’Brien, Manager

By:           /s/ James O'Brien_________
James O’Brien, Manager

By:           BLAI, L.P., a California limited partnership
Its:           Member

By:           J.S.S.R., Inc., a California corporation
Its:           Managing Partner

By:           /s/ Joseph E. Raphel_____
Joseph E. Raphel, President

TENANT:	EMERITUS CORPORATION,
a Washington corporation

By:  /s/ Eric  Mendelsohn
Name:  Eric Mendelsohn
Its:        SVP Corporate Development

EXHIBIT INDEX

A           LEGAL DESCRIPTION

B           PERMITTED ENCUMBRANCES

C           OTA

D           INTERIM SUBLEASE AND MANAGEMENT AGREEMENT

EXHIBIT A

LEGAL DESCRIPTION

Real property in the City of Danville, County of Contra Costa, State of California, described as follows:

PORTION OF THE NORTHWEST 1/4 OF SECTION 21, TOWNSHIP 1 SOUTH, RANGE 1 WEST MOUNT DIABLO BASE AND MERIDIAN DESCRIBED AS FOLLOWS:

COMMENCING AT A POINT IN THE CENTER LINE OF THE COUNTY ROAD LEADING FROM DANVILLE TO MOUNT DIABLO COUNTRY CLUB, SAID POINT BEING THE MOST SOUTHERLY CORNER OF THAT CERTAIN TRACT OF LAND CONVEYED BY PETER A. PETERSEN AND WIFE, TO WILLIAM STRAHLENDORF AND WIFE, BY THAT CERTAIN DEED RECORDED IN THE OFFICE OF THE COUNTY RECORDER OF CONTRA COSTA COUNTY IN VOLUME 391 OF DEEDS, AT PAGE 439; THENCE SOUTH 48 06' 41" WEST, ALONG THE CENTER LINE OF SAID COUNTY ROAD (DIABLO ROAD), 20.00'; THENCE NORTH 41 06' 15" WEST 25.00 FEET TO A POINT ON THE NORTHWESTERLY RIGHT OF WAY LINE OF SAID COUNTY ROAD AND BEING THE TRUE POINT OF BEGINNING; THENCE SOUTH 48 06' 41" WEST, ALONG SAID NORTHWESTERLY RIGHT OF WAY LINE AND BEING 25.00 FEET NORTHWESTERLY AND PARALLEL TO SAID CENTER LINE OF COUNTY ROAD (DIABLO ROAD), 635.10 FEET TO A POINT ON THE SOUTHWEST LINE OF THE PARCEL OF LAND DESCRIBED IN THE DEED FROM LOUISE M. NATT TO SADIE HANCHER, ET AL, RECORDED FEBRUARY 18, 1935, IN VOLUME 381 OF OFFICIAL RECORDS, AT PAGE 486, ALSO SAID POINT BEING NORTH 36 16' 10" WEST, 25.12 FEET FROM THE MOST SOUTHERLY CORNER OF SAID HANCHER PARCEL (381-OR-486); THENCE ALONG SAID SOUTHWEST LINE, NORTH 36 16' 10" WEST, 263.69 FEET; THENCE NORTH 31 49' 45" WEST, 82.52 FEET TO THE EAST BANK OF A CREEK AND BEING ON THE EXTERIOR LINE OF SAID HANCHER PARCEL (381-OR-486); THENCE ALONG SAID EXTERIOR LINE AND SAID EAST BANK. OF CREEK NORTH 34 09' 41" EAST, 78.22 FEET; THENCE NORTH 66 56' 41" EAST, 263.38 FEET; THENCE NORTH 36 22' 41" EAST, 86.37 FEET; THENCE NORTH 66 51' 41" EAST, 46.56 FEET; THENCE NORTH 46 47' 41" EAST, 144.94 FEET TO A POINT THAT BEARS NORTH 41 06' 15" WEST, 283.46 FEET FROM THE TRUE POINT OF BEGINNING; THENCE SOUTH 41 06' 15" EAST, 283.46 FEET TO THE POINT OF BEGINNING.

APN: 196-320-005-8 and 196-320-006-6

EXHIBIT B

PERMITTED ENCUMBRANCES

TO BE AGREED UPON AND ATTACHED PRIOR TO THE

WAIVER OF THE DUE DILIGENCE CONDITION PRECEDENT

EXHIBIT C

OTA

SEE ATTACHED

EXHIBIT D

INTERIM SUBLEASE AND MANAGEMENT AGREEMENT

SEE ATTACHED